UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY, 08536

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2019

To the Stockholders of Integra LifeSciences Holdings Corporation:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Thursday, May 16, 2019

PLACE	Integra LifeSciences Holdings Corporation, 315 Enterprise Drive, Plainsboro, New Jersey 08536

ITEMS OF BUSINESS	1. To elect nine directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2019.

3. To vote on a non-binding resolution to approve the compensation of our named executive officers.

4. To act upon any other matters properly coming before the Meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on March 29, 2019 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT	The 2018 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	In order to avoid additional soliciting expense to the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

By order of the Board of Directors,

/s/ ERIC SCHWARTZ

Eric Schwartz
Corporate Vice President, General Counsel and Secretary

Plainsboro, New Jersey

April 16, 2019

If you do not vote your shares on the Election of Directors, your brokerage firm may not vote them for you; your shares will remain unvoted.

Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1), and the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), each of which are viewed as “non-routine” matters for which brokerage firms may not vote for you without your instructions.

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INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2019. The proxy statement and annual report to security holders are available on our internet site at

http://investor.integralife.com/financials.cfm

PURPOSE OF MEETING

We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) of proxies to be voted at the Company’s 2019 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Thursday, May 16, 2019 at the Company’s Plainsboro Facility, 315 Enterprise Drive, Plainsboro, New Jersey, 08536. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 16, 2019.

At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);

(ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2019 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”); and

(iii) a non-binding resolution to approve the compensation of our named executive officers (see “Proposal 3. Advisory Vote on Named Executive Officer Compensation”).

We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

As of March 29, 2019, the record date for the Meeting, 85,325,196 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our annual meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2019 fiscal year (Proposal 2). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.

If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2, and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay such firm a fee of $9,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock.

CRITERIA FOR BOARD MEMBERSHIP AND DIRECTOR QUALIFICATIONS

When considering a candidate for nomination as a director, the Board of Directors and the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to new nominees. In addition, for candidates who are currently serving as directors, the Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual could work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.

As indicated in “Information Concerning Meetings, Executive Sessions and Director Independence — Nominating and Corporate Governance Committee,” on page 9, the Board has an objective, for its Board membership composition, to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity for this purpose. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate for nomination as a director in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment and drawing on the diversity of its members. The Board of Directors and the Nominating and Corporate Governance Committee do not have a formal policy on diversity, and consider diversity broadly, including in terms of viewpoints, backgrounds, experience, skill sets, education and personal attributes including gender and race. In addition, the Board of Directors and the Nominating and Corporate Governance Committee believe that the Company and its stockholders benefit from a Board of Directors that combines the fresh perspectives brought by newer directors with the extensive industry and company-specific knowledge of longer-tenured directors, and consider director tenure when making director nomination decisions.

PROPOSAL 1. ELECTION OF DIRECTORS

Based on the above qualifications, the Board of Directors has nominated the following nine persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Peter J. Arduini, Rhonda Germany Ballintyn, Keith Bradley, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, and Christian S. Schade, each of whom are currently directors of the Company. James M. Sullivan passed away on September 1, 2018. The Board of Directors appointed Rhonda Germany Ballintyn to fill his vacancy on January 9, 2019 and she has been nominated for election at the Annual Meeting.

If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company, as well as certain key factors that the Board of Directors and the Nominating and Corporate Governance Committee considered when deciding to nominate each person for election as directors. The fact a particular experience, qualification, attribute or skill for a director nominee is not listed below does not mean that a particular nominee does not possess that experience, qualification, skill or attribute. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, from 2005 to 2010. Mr. Arduini was responsible for a $4.8 billion global division of Baxter focused on inpatient pharmaceuticals and devices. Prior to joining Baxter, he worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business. Prior to that, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini currently serves on the board of directors of Bristol-Myers Squibb Company, where he is a member of the Audit Committee and the Compensation and Management Development Committee. He serves on the board of directors of ADVAMED, the Advanced Medical Technology Association, the Medical Device Innovation Consortium, and the National Italian American Foundation. He also serves on the board of trustees of Susquehanna University. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management. Mr. Arduini is 54 years old.

Primary Qualifications: Mr. Arduini has over 30 years of experience in the healthcare industry. His qualifications include extensive leadership, international, business and operational experience, particularly with respect to manufacturing and sales of medical technology and devices. In addition, he serves on the board of Bristol Myers Squibb, where he is on the Audit Committee and the Compensation and Management Development Committee. He also serves on the board of ADVAMED.

RHONDA GERMANY BALLINTYN has been a director of the Company since January 2019. Ms. Germany Ballintyn formerly served as Corporate Vice President, Chief Strategy and Marketing Officer for Honeywell International, Inc. from 2002 until her retirement in 2017. Prior to that, she served as Vice President, Partner, board Member and Member of the board’s Personal Committee for Booz Allen Hamilton. Ms. Germany Ballintyn ran an independent consulting firm specializing in strategic planning prior to joining Booz Allen Hamilton. She also held management positions at Union Carbide and Chem Systems Inc. Ms. Germany Ballintyn also serves on the board of directors of Univar, Inc. where she is a member of the Audit Committee and the Nominating and Corporate Governance Committee. She also serves on the board of directors for Aegion Corporation, where she is a member of the Corporate Governance and Nominating Committee and the Strategic Planning and Finance Committee, as well as on the board of directors of Hypertherm, Inc., a private manufacturer of industrial cutting solutions. Ms. Germany Ballintyn also serves on the board of directors for UMUC Ventures, a nonprofit holding company created by the University of Maryland College. She earned a Bachelor’s degree in chemical engineering from the University of Michigan and an MBA in finance from the University of Connecticut. Ms. Germany Ballintyn is 62 years old.

Primary Qualifications: Ms. Germany Ballintyn has had extensive experience with international operations as a senior officer of a major U.S. company. Her qualifications include international business, experience in corporate management, corporate governance, and risk assessment. She also has experience serving as a board member for other publicly traded companies.

KEITH BRADLEY, PH.D., has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. Dr. Bradley was formerly an adviser to RPH Capital, Canada. He currently serves on the board of directors of SeaSpine Holdings Corporation, where he is the chair of the compensation committee. In addition, he previously served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 74 years old.

Primary Qualifications: Dr. Bradley has served on the boards of publicly traded companies for over 30 years. He currently serves on the board of SeaSpine Holdings Corporation, a publicly traded company. Dr. Bradley’s qualifications include international experience, extensive business experience, and financial literacy.

STUART M. ESSIG, PH.D., is Integra’s Chairman of the Board of Directors. He has been our Chairman since January 2012 and a director since he joined Integra in December 1997. He also served as our Chief Executive Officer from December 1997 until January 2012. In addition, he served as our President from December 1997 until November 2010. He currently serves as Managing Director of Prettybrook Partners LLC. Before joining Integra, Dr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Dr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. He has chaired audit, compensation, and nominating and governance committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to $20 billion in market capitalization. Dr. Essig serves on the board of directors of IDEXX Laboratories, Owens & Minor Inc., SeaSpine Holdings Corporation, Availity LLC, and as Chairman of the board of directors of Breg, Inc. He previously served on the board of directors of St. Jude Medical Corporation prior to its sale to Abbott Laboratories. He is a founding investor member of Tigerlabs, a Princeton-based business accelerator. He is an Executive in Residence at Cardinal Partners and a Venture Partner at Wellington Partners Advisory AG, both venture capital firms, and serves as a Senior Advisor to TowerBrook Capital Partners and Water Street Healthcare Partners. From March 2005 until August 2008, he served on the board of directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the board of directors of Vital Signs, Inc. Dr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED. He is also involved in several non-profit charitable organizations and has, from time to time, served on the boards of such organizations. Dr. Essig also serves on the Leadership Council, School of Engineering and Applied Sciences, Princeton University, and as a member of the Compensation Committee Chair Advisory Council of the National Association of Corporate Directors (NACD). Dr. Essig received an A.B. degree, and graduated with magna cum laude honors, from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. in Financial Economics from the University of Chicago, Graduate School of Business. Dr. Essig is 57 years old.

Primary Qualifications: Dr. Essig has served on the boards of publicly traded companies for over 30 years and has extensive knowledge of the health care industry. His qualifications include broad experience in the medical device and pharmaceutical industry, executive management and oversight, international business, manufacturing, and accounting and financial experience.

BARBARA B. HILL has been a director of the Company since May 2013. Ms. Hill is currently an Operating Partner of NexPhase Capital, a private equity firm (formerly Moelis Capital Partners), where she focuses on healthcare related investments and providing strategic operating support for its healthcare portfolio companies since 2011. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. In addition, from 2002 to 2003, Ms. Hill served as President and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System. She was active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups. Ms. Hill serves as a board member as well as a member of the Compensation Committee of Owens & Minor Inc., a healthcare product distribution company. Ms. Hill also serves as a board member and a member of the Compensation Committee of Omega Healthcare Investors, Inc., a Maryland real estate investment trust. Until 2017, Ms. Hill also served as a board member of Revera Inc., a Canadian company operating seniors’ facilities throughout Canada, Great Britain, and the United States, and as a board member of St. Jude Medical Corporation, a medical device company. Ms. Hill received B.A and M.S. degrees from the Johns Hopkins University. Ms. Hill is 66 years old.

Primary Qualifications: Ms. Hill has extensive experience in the healthcare industry in addition to experience serving on the boards of other publicly traded companies. Her qualifications include management experience, strategic and operational experience in the managed healthcare and pharmaceutical industries, as well as compliance and manufacturing experience.

LLOYD W. HOWELL, JR. has been a director of the Company since March 2013. Mr. Howell is an Executive Vice President at Booz Allen Hamilton, where he has held a variety of leadership positions since originally joining the firm in 1988 as a consultant. He currently serves as the Chief Financial Officer and Treasurer of Booz Allen Hamilton. From April 2009 to April 2013, Mr. Howell served as the Client Service Officer of the Financial Services Account in the Civil Market at Booz Allen Hamilton where he led the business in delivering the firm’s strategic, technology and analytics capabilities and service offerings to both the federal and private sectors. From April 2005 to April 2009, he served as the Strategy and Organization’s Capability Leader at Booz Allen Hamilton, a group of which he has been a member since 1995. Prior to that, from 1993 to 1995, he worked at Goldman Sachs as an Associate in their Investment Banking Division. Currently, Mr. Howell is a board member of the Partnership for Public Service, Capital Partners for Education, the University of Pennsylvania’s Engineering School, and a member of the Executive Leadership Council. Mr. Howell received a B.S. in Electrical Engineering from the University of Pennsylvania and an M.B.A. from Harvard University. Mr. Howell is 52 years old.

Primary Qualifications: Mr. Howell is the Executive Vice President and Chief Financial Officer at Booz Allen Hamilton. His qualifications include his seasoned senior executive experience, extensive business and international expertise, and knowledge of information systems and cyber-related matters.

DONALD E. MOREL, JR., PH.D., has been a director of the Company since August 2013. Dr. Morel, until April 2015, was the Chief Executive Officer and, until June 2015, was Chairman of the board of Directors of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries. Dr. Morel served as the Chief Executive Officer of West Pharmaceutical Services, Inc. from May 2002 to April 2015, Chairman of the board of directors of West Pharmaceutical Services, Inc. from March 2003 to June 2015 and a director of West Pharmaceutical Services, Inc. from March 2002 to June 2015. In addition, he served as President of West Pharmaceutical Services, Inc. from April 2002 to June 2005. Dr. Morel served on the board of directors of Kensey Nash Corporation, a medical device product development and manufacturing company, from March 2010 to June 2012, where he was a member of the Audit and Compensation Committees. He also serves on the board of directors of Catalent, Inc. He serves as Chairman of the board of directors of the American Oncologic Hospital of the Fox Chase Cancer Center and as Chairman of the board of trustees of The Franklin Institute and a Trustee of Lafayette College. Dr. Morel received a B.S. in Engineering from Lafayette College and an M.S. and Ph.D. in Materials Science from Cornell University. Dr. Morel is 61 years old.

Primary Qualifications: Dr. Morel was the Chief Executive Officer of West Pharmaceutical Services, Inc. and has over twenty years of experience in developing and managing programs involved in biomedical and pharmaceutical applications. Dr. Morel has considerable experience identifying and implementing strategic priorities. His qualifications include extensive manufacturing, compliance, leadership and management experience.

RAYMOND G. MURPHY has been a director of the Company since April 2009. Between 2004 and 2008, he was Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate wide real estate activities and the property/casualty risk management program. Between 2001 and 2004, he was Vice President & Treasurer of Time Warner Inc. From 1999 until 2001, he was Senior Vice President & Treasurer of America Online, Inc. Between 1993 and 1999, he was Senior Vice President, Finance & Treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. Since 2005, he has been a member of the Finance Committee of The Advertising Council Inc. and from 2007 until 2009, he served as Chair of such committee. Between 2004 and 2009, he served on the board of directors of The Advertising Council, Inc. and between 2007 and 2009, he served on its Executive Committee. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business. Mr. Murphy is 71 years old.

Primary Qualifications: Mr. Murphy has extensive senior executive experience having been the Senior Vice President and Treasurer of Time Warner, Inc. He also held senior leadership positions at other public companies, including America Online, Inc. and Marriott International, Inc. His qualifications include financial, accounting, treasury, business development and risk management expertise, public company experience, leadership skills and outside board experience. Mr. Murphy also participates on the board of various not for profit organizations.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He currently serves as the President and Chief Executive Officer of Aprea Therapeutics AB, a privately held, clinical-stage biopharmaceutical company developing novel anticancer therapies targeting the tumor suppressor protein p53, positions he has held since April 2016. Prior to that, Mr. Schade was the Chief Executive Officer of Novira Therapeutics, Inc., an antiviral drug discovery company focused on first-in-class therapeutics for chronic HBV infection from March 2014 to December 2015 until it was acquired by Johnson & Johnson. Before joining Novira Therapeutics, Inc., he served as Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc. from September 2011 to July 2013. Omthera was an emerging specialty pharmaceuticals company focused on the clinical development of therapies for dyslipidemia until it was purchased by AstraZeneca Plc in July 2013. From April 2010 to September 2011, Mr. Schade served as Executive Vice President and Chief Financial Officer at NRG Energy, a NYSE listed, S&P 500 wholesale power generation company based in Princeton, NJ. While there, he was responsible for corporate financial functions, including Treasury, Accounting, Tax, Risk, Credit Management and Insurance. Prior to joining NRG, he was Senior Vice President Administration and Chief Financial Officer at Medarex Inc., a NASDAQ listed, Princeton-based biopharmaceutical company. He also helped Medarex to grow to become a leading pharmaceutical development company, raising capital through a series of public capital market and asset monetization transactions. While there, he also oversaw the manufacturing of multiple development/clinical programs and was responsible for the business development team. Before joining Medarex in 2000, Mr. Schade served as Managing Director at Merrill Lynch in London, where he was head of the European Corporate Funding Group and was responsible for certain capital markets activities of Merrill Lynch’s European corporate clients. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co. Mr. Schade currently serves on the board of Directors of Indivior, a UK listed spinoff of the pharmaceutical division of the consumer products conglomerate, Reckitt Benckiser, and is a board member of Sapience Therapeutics, a privately held company. Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Schade is 58 years old.

Primary Qualifications: Mr. Schade is the President and Chief Executive Officer of Aprea AB, a privately held biopharmaceutical company. He has also held several senior leadership positions at both private and public companies. His qualifications include corporate management, finance, manufacturing, accounting, human resources, business development, risk management skills and international experience, and significant knowledge and experience in the life sciences industry.

Required Vote for Approval and Recommendation of the Board of Directors

Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee then will make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS, EXECUTIVE SESSIONS AND DIRECTOR INDEPENDENCE

The Board of Directors held five regularly scheduled and three special meetings during 2018. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Mr. Arduini, are independent, as defined by the applicable NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission.

STANDING COMMITTEES OF THE BOARD OF DIRECTORS

The Company has standing Audit, Nominating and Corporate Governance, Compensation and Finance Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors Relations” link under the heading “Corporate Governance.” During 2018, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served. The following chart and narrative set forth the composition of our committees of the Board of Directors, the chairs of each committee, the directors who served on them following the 2018 annual meeting, and the number of committee meetings held in 2018:

COMMITTEE COMPOSITION

	Audit	Nominating and Corporate Governance	Compensation	Finance

Peter J. Arduini

Stuart M. Essig, Ph.D.

Rhonda G. Ballintyn

Keith Bradley, Ph.D.

Barbara B. Hill #*

Lloyd W. Howell, Jr.

Donald E. Morel, Jr., Ph.D.

Raymond G. Murphy

Christian S. Schade

Number of 2018 Meetings	8	6	7	4

= Chairman of the Board = Chair = Member = Independent Under NASDAQ Listing Standards #=Presiding Director

* Mr. Sullivan served as the Presiding Director until his death in September 2018. Ms. Hill was appointed Presiding Director on September 4, 2018.

Audit Committee. The members of the Audit Committee are Mr. Murphy (chair), Mr. Howell, and Mr. Schade. Mr. Sullivan served on the Committee until his death in September 2018 and was replaced by Mr. Howell on September 4, 2018. The Committee met eight times in 2018. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable NASDAQ Stock Market listing standards. The Board of Directors also has determined that Mr. Murphy, Mr. Howell and Mr. Schade are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Ms. Hill (chair), Dr. Bradley and Mr. Murphy. Mr. Sullivan chaired this Committee until July 2018 and was replaced by Ms. Hill on July 17, 2018. The Committee met six times in 2018. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, consistent with the criteria approved by the Board, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.

When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the qualifications described above under “Criteria for Board Membership and Director Qualifications.” The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder identifies the candidate’s principal occupation or employment, the number of shares of the Company’s common stock that such candidate beneficially owns, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data, qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our Bylaws.

A stockholder’s recommendation also must set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our Bylaws, in its capacity as a proponent of a stockholder proposal, a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel and Secretary.

Compensation Committee. The members of the Compensation Committee are Dr. Morel (chair), Ms. Germany Ballintyn, Mr. Bradley, and Ms. Hill. Dr. Bradley chaired this Committee until July 2018 and was replaced by Dr. Morel on July 17, 2018. The Committee met seven times in 2018. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of the Company’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company applicable to senior executives and to produce an annual report on executive compensation for inclusion in the Company’s proxy materials, in accordance with applicable rules and regulations. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2000 Equity Incentive Plan, the Company’s 2001 Equity Incentive Plan, the Company’s 2003 Equity Incentive Plan, and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

The Compensation Committee may delegate any or all of its responsibilities to the extent consistent with the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines and applicable law and rules of markets in which the Company’s securities then trade.

The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer. The authority to grant equity to executive officers or employees whose grants would result in their receiving more than 7,500 shares of common stock during the previous 12 months, however, remains with the Compensation Committee. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant a maximum of 450,000 shares of awards during the one-year period beginning May 17, 2018.

The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other executive officers. As discussed below in “Executive Compensation — Compensation Discussion and Analysis — Oversight and Authority Over Executive Compensation — Role of Chief Executive Officer and Management in Executive Compensation,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

The Compensation Committee has established a process for considering the independence of compensation consultants, outside counsel and other advisers (other than in-house legal counsel) who serve as compensation advisers before the Compensation Committee selects or receives advice from such compensation advisers. Currently, no conflict of interest issues have been raised regarding such compensation advisers.

During 2019, the Compensation Committee of the Board of Directors engaged Willis Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) shareholder advisory matters, and (iii) compensation arrangements for the Chief Executive Officer, Chief Financial Officer and other executive officers for their performance during the 2018 calendar year. During 2018, the Compensation Committee of the Board of Directors engaged Willis Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) shareholder advisory matters, (iii) compensation arrangements for the Chief Executive Officer, Chief Financial Officer and other executive officers for their performance during the 2017 calendar year, (iv) disclosures regarding the CEO pay ratio, and (v) 162(m) impact analysis.

Finance Committee. The members of the Finance Committee are Mr. Schade (chair), Mr. Howell and Mr. Murphy. The Committee met four times in 2018. The purpose of the Finance Committee is to advise management on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives. The Board of Directors has determined that each of the members of the Finance Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

BOARD EVALUATIONS AND SUCCESSION PLANNING

The Board of Directors performs a rigorous evaluation annually. Each Director evaluates each other and all of the Committees. The evaluation process is primarily managed by the Corporate Secretary’s office with oversight from the Nominating and Corporate Governance Committee. As part of the evaluation, the Directors assess individual skill sets, board leadership, and the effectiveness of each Committee. The results of the evaluation are then provided to, and reviewed by, each Director. Afterwards, the Directors and management team work towards making improvements based on the feedback disclosed. The Company believes that this overall process leads to purposeful results. In addition to the evaluations, each Committee also reviews its charter annually.

Our Board of Directors is committed to ensuring that it serves the best interest of its stockholders and positions the company for future success. Accordingly, the Board of Directors, as it deems necessary, may have conversations with individual Directors in connection with evaluations, the board refreshment process, and the consideration of the annual slate of Director nominees. The Company expects to continue these practices going forward.

BOARD LEADERSHIP STRUCTURE

The Company currently has nine members of the Board of Directors, who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The current directors are Peter J. Arduini, Rhonda Germany Ballintyn, Keith Bradley, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, and Christian S. Schade. All current members of the Board are nominees for election to the Board at the 2019 Annual Meeting of Stockholders.

As indicated above, Mr. Arduini has served as both President and Chief Executive Officer and as a director of the Company since January 2012 and as both President and Chief Operating Officer from November 2010 until January 2012. His position is separate from that of the Executive Chairman of the Board. We view having the Chairman position separate from the CEO as putting the Company in the best position to oversee all executives of the Company and set a pro-stockholder agenda without presenting potential conflicts that having the two positions combined might pose. This separation of roles, in turn, leads to a more effective board of directors. As a result, we believe that it is a good corporate governance practice to have separate Chairman and Chief Executive Officer positions.

Stuart M. Essig, Ph.D. has served as Non-Executive Chairman of the Board of Directors since June 2012 and has been a director since 1997. He served as Executive Chairman of the Board from January 2012 to June 2012 as well as President from 1997 to 2010 and as Chief Executive Officer from 1997 to 2012. He has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe that we benefit greatly by having a Chairman with his level of experience and knowledge of the Company and whose interests are strongly aligned with those of our stockholders.

The Board of Directors appointed Ms. Hill Presiding Director, effective as of September 4, 2018 and she has been a director since 2013. Prior to that, Mr. Sullivan served as Presiding Director until his death in September 2018. Ms. Hill has significant experience with, and knowledge of, the Company, its operations, products and history. We believe that we benefit greatly by having a Presiding Director with significant experience and knowledge of the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board of Directors and its responsibilities. Further, we believe that having a separate Presiding Director to, among other things, serve as the primary liaison between the independent directors and the CEO, counsel the CEO on key board governance issues and preside over board meetings if the Chairman of the Board is absent leads to a more effective board of directors.

We believe that the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Criteria for Board Membership and Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our director nominees that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director nominee’s biographical information.

In addition, we believe that the size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company.

Accordingly, we believe that our Board leadership structure is appropriate at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT

In general, the Board of Directors has overall responsibility for the oversight of risk management at the Company. The Board of Directors has delegated responsibility for the oversight of certain areas of risk management to various Committees of the Board, as described below. Each Board Committee reports to the full Board following each Committee meeting. Summarized below are the specific risk areas of focus for each Committee.

Audit Committee

•  Oversees risks relating to the accounting and financial reporting process of the Company and audits of the Company’s financial statements

•  Meets regularly with management to review and discuss the financial risk management processes, including compliance with Sarbanes-Oxley and related internal controls and procedures, disclosure controls and procedures and accounting and reporting compliance, as well as tax, treasury and compliance matters

•  Receives periodic reports from the internal audit team, which is responsible for providing an annual audit assessment of the Company’s processes and controls, developing an annual audit plan using risk-based methodology, implementing the annual audit plan, coordinating with other control and monitoring functions, issuing periodic reports to the Audit Committee and management summarizing the results of audit activities, assisting with investigations of significant suspected fraudulent activities within the organization and notifying management and the Audit Committee of the results

•  Regularly discusses liquidity, capital, funding needs and other financial matters with management

Compensation Committee

•  Oversees risks relating to executive compensation and other incentive programs in the Company

•  Considers risks during its deliberations on the design of the Company’s executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors

•  Reviews and evaluates management reports on the Company’s incentive compensation programs

Nominating and Corporate Governance Committee

•  Oversees risks relating to the Company’s governance structures and processes

•  Oversees corporate governance matters, including the annual evaluations of the Board, its Committees and members

•  Establishes policies and procedures for good corporate governance

Finance Committee	• Oversees matters relating to the Company’s financing strategy, as well as the Company’s capital structure, capital allocation initiatives and other financial matters

Each year management presents a detailed report to the Board on the Company’s processes in place for assessing and addressing risks, providing periodic reports on compliance regimens and reporting material information to the Board. This report assists the Board in its evaluation of the Company’s risk management practices.

Our President and Chief Executive Officer, who functions as our chief risk officer, has responsibility for ensuring that management provides periodic updates to the Board or Board Committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, climate-related risks and opportunities, corporate development, operations and sales and marketing. Both formal reports and less formal communications derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe that our Board and senior management team promote a culture that actively identifies and manages risk, including effective communication throughout the entire organization and to the Board and Committees.

Our Finance Department and the internal audit team meet with our senior leadership annually to determine whether there is a need to conduct a formal enterprise risk assessment for the Company. This assessment involves many members of management and obtains management’s views of all the business risks facing the Company. Management reports to, and discusses with, the Board the results of this enterprise risk assessment. This annual discussion, along with our annual processes for creating and reviewing with the Board our strategic plan, our budget and our internal audit plans, as well as regular processes and communications throughout the Company and periodic updates to the Board and Committees on a broad range of risks, combine to ensure that the Company continually addresses its business risks in a disciplined fashion.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

The Company recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs (which also covers certain other employees globally). We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board of Directors at its meeting in February 2018 and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions. In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual bonus opportunities and long-term equity compensation;

•	Balance between annual and long-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;

•	Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;

•

Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that as executives accumulate awards over a period of time, they are encouraged to take actions that promote the long-term sustainability of our business;

•

Stock ownership guidelines, with holding periods until guidelines are achieved, that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for long-term consequences; and

•	Effective systems and processes in place to identify and assess risk.

Our Compensation Committee considered the implications of our compensation practices during its deliberations on the design of our 2019 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance, in order to appropriately address risk.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; SHAREHOLDER

COMMUNICATIONS WITH DIRECTORS

It is our policy to encourage our directors to attend the annual meeting of stockholders. All of our directors who served at the time of the prior year’s annual meeting of stockholders attended such meeting.

Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Corporate Vice President, General Counsel and Secretary.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief account of the business experience of each of our current executive officers:

Name	Age	Position
Peter J. Arduini	54	President and Chief Executive Officer and Director
Kenneth Burhop, Ph.D.	65	Corporate Vice President, Chief Scientific Officer
Glenn G. Coleman	51	Chief Financial Officer and Corporate Vice President, International
Robert T. Davis, Jr.	60	Corporate Vice President, President — Orthopedics and Tissue Technologies
Lisa Evoli	49	Corporate Vice President, Chief Human Resources Officer
Richard D. Gorelick*	58	Senior Advisor (formerly Corporate Vice President, General Counsel, Administration and Secretary until November 2018)
John Mooradian	63	Corporate Vice President, Global Operations and Supply Chain
Jeffrey Mosebrook	42	Vice President, Principal Accounting Officer, Corporate Controller
Judith E. O’Grady	68	Corporate Vice President, Global Regulatory Affairs
Daniel L. Reuvers	56	Corporate Vice President, President — Codman Specialty Surgical
Eric I. Schwartz*	50	Corporate Vice President, General Counsel and Secretary (Commencing November 2018)
Joseph Vinhais	51	Corporate Vice President, Global Quality Assurance

*2018 Corporate Vice President, General Counsel and Secretary Transition. On October 30, 2018, the Board of Directors approved a change to Richard D. Gorelick’s title, who had indicated his intention to retire in January 2019, from Corporate Vice President, General Counsel, Administration and Secretary to Special Advisor upon the appointment of his successor. On November 12, 2018, the Board of Director’s approved the appointment of Eric I. Schwartz to serve as Corporate Vice President, General Counsel and Secretary. Commencing in November 2018, Mr. Gorelick served as Senior Advisor until his retirement on January 2, 2019.

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter focused on inpatient pharmaceuticals and devices. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of Bristol-Myers Squibb Company, where he is a member of the Audit Committee and the Compensation and Management Development Committee. He serves on the Board of Directors of ADVAMED, the Medical Device Innovation Consortium and the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management.

KENNETH BURHOP, PH.D. is Integra’s Corporate Vice President, Chief Scientific Officer. Dr. Burhop is responsible for setting Integra’s strategic scientific vision and roadmap, as well as leading the Company’s portfolio prioritization and management and the scientific evaluation of corporate development and new product opportunities. He joined Integra in February 2014 as Senior Vice President, Chief Scientific Officer and was appointed Corporate Vice President in March 2014. Prior to joining Integra, Dr. Burhop served as Chief Scientific Officer at Sangart, Inc., from January 2011 to October 2013. Prior to joining Sangart, Inc., he spent 24 years with Baxter Healthcare Corporation, from 1986 through 2010, in a series of leadership roles such as Vice President, R&D, Baxter Pharmaceutical Technologies and Vice President, Global Scientific Lead for Baxter’s Medication Delivery Division, a business with over $4 billion in annual sales. Dr. Burhop received his

Ph.D. and M.S. in Veterinary Science from the University of Wisconsin-Madison, and his B.A. in Zoology from the University of Wisconsin-Milwaukee.

GLENN G. COLEMAN is Integra’s Chief Financial Officer and Corporate Vice President, International. Mr. Coleman is responsible for the Company’s finance department, including accounting and financial reporting, budgeting, internal audit, tax, treasury, investor relations, and information technology. Mr. Coleman is also responsible for overseeing the commercial operations of the international business. He joined Integra in May 2014 as Corporate Vice President, Chief Financial Officer, and has 25 years of experience in financial management positions with leading global businesses. Prior to joining the Company, from 2008 to May 2014, Mr. Coleman served as Vice President Finance, Corporate Controller at Curtiss-Wright Corporation, a $2.5 billion global company headquartered in Charlotte, North Carolina that delivers highly-engineered, critical function products and services to the commercial, industrial, defense and energy markets. Prior to joining Curtiss-Wright in 2008, Mr. Coleman worked at Alcatel-Lucent from 1997 to 2007, in various finance executive leadership positions, including Vice President for the Wireless and Wireline Business Groups, Controller for the Americas region, Vice President of Internal Audit and Finance Director of External and Internal Reporting. Mr. Coleman also was instrumental in several significant corporate strategic projects at Alcatel-Lucent, including a multi-billion-dollar restructuring program, spin-off of an $8 billion publicly traded entity, and numerous acquisitions. Prior to that, Mr. Coleman began his career at PricewaterhouseCoopers LLP where he spent 8 years. Mr. Coleman received his B.S. degree from Montclair State University and has also been a CPA in New Jersey for more than 25 years.

ROBERT T. DAVIS, JR. is Integra’s Corporate Vice President, President, Orthopedics and Tissue Technologies. Mr. Davis is responsible for the management of the Orthopedics and Tissue Technologies global division, which includes orthopedic extremity implants, and regenerative tissue products. His responsibilities include leadership of sales, commercial operations, marketing and strategy, product development, regulatory affairs, quality assurance, manufacturing services and repair, and business development of the orthopedic extremity implants and regenerative tissue portfolio. Mr. Davis joined Integra in July 2012 as President of the Global Neurosurgery business and was appointed Integra’s Corporate Vice President in December 2012 and President — Specialty Surgical Solutions in 2014. He brings more than 25 years of executive management experience in the global healthcare industry. Prior to joining Integra, Mr. Davis was the General Manager for the Global Anesthesia & Critical Care business at Baxter Healthcare, from 2009 to 2012, and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound from 1997 to 2009. Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master’s degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

LISA EVOLI is Integra’s Corporate Vice President, Chief Human Resources Officer. Ms. Evoli is responsible for providing leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization. She joined Integra as Corporate Vice President, Chief Human Resources Officer in January 2016. Ms. Evoli brings significant global Human Resources leadership experience. Prior to joining Integra, she served as Vice President, Human Resources for the Data & Devices division of TE Connectivity (formerly Tyco Electronics) from September 2012 through December 2015. Prior to working for TE Connectivity, Ms. Evoli held senior global human resources leadership positions with Johnson & Johnson from 2004 through December 2011 in both the Pharmaceutical and Consumer sectors. She held various global human resources leadership roles at Motorola specifically in their Broadband Communications and Automotive groups from 1997 through 2004, and again in April 2011 through August 2012 serving in a Talent Management & Organizational Development leadership role. Ms. Evoli received her B.S. in Business Administration from California University of Pennsylvania and an M.S. in Human Resources / Organizational Development from Villanova University.

RICHARD D. GORELICK served as Senior Advisor from November 2018 until his retirement on January 2, 2019. He previously served as Integra’s Corporate Vice President, General Counsel, Administration and Secretary from 2012 through 2018. He joined Integra as Vice President and General Counsel in 2000, and was appointed Senior Vice President and Corporate Secretary in 2006. Mr. Gorelick also chaired the Human Resources Department from 2008 to 2011. Prior to joining Integra, he spent four and a half years at Aventis

Behring LLC, a global leader in biologics (plasma proteins) as Associate General Counsel, where his practice focused on technology licensing, strategic alliances, acquisitions and managing commercial litigation. Before that, Mr. Gorelick worked in the Business and Finance Section of Morgan, Lewis & Bockius LLP, in Philadelphia, where his practice concentrated on corporate reorganizations, creditors’ rights, secured transactions, bankruptcy and transactional matters. Mr. Gorelick received his A.B. degree from Princeton University and a J.D. degree from the University of California at Berkeley School of Law.

JOHN MOORADIAN is Integra’s Corporate Vice President, Global Operations and Supply Chain. His responsibilities include global manufacturing and supply chain. Mr. Mooradian was appointed Integra’s Corporate Vice President in December 2012. He joined Integra in September 2012 as Senior Vice President, Global Operations and Supply Chain. Before coming to Integra, Mr. Mooradian spent 24 years at Abbott Laboratories in a series of leadership roles, including managing the Hematology and Point of Care businesses and, later, worldwide operations at Abbott Diagnostics Division, a $4 billion business with over 11,000 employees. Prior to Abbott, Mr. Mooradian held several positions at General Motors. Mr. Mooradian received a B.B.A. degree in Management from the University of Texas, Arlington.

JEFFREY MOSEBROOK is Integra’s Vice President, Principal Accounting Officer and Corporate Controller. He was appointed Principal Accounting Officer in October 2017. Mr. Mosebrook joined Integra in 2006 through Integra’s acquisition of Miltex, Inc. where he served as a financial reporting manager. Since joining Integra, he has served in a number of managerial positions with increasing responsibilities. In May 2010, he was named Instruments Group Controller, and went on to be named Group Controller, US in March 2012. Since September 2014, Mr. Mosebrook has served in his current role as Vice President, Corporate Controller. Prior to Miltex, Inc., Mr. Mosebrook spent four years at Beard Miller Company, LLP (now known as Baker Tilly Virchow Krause, LLP) in various accounting roles. Mr. Mosebrook received a bachelor of science degree in accounting from York College and is a CPA licensed in Pennsylvania.

JUDITH E. O’GRADY is Integra’s Corporate Vice President, Global Regulatory Affairs. She was appointed Integra’s Corporate Vice President in December 2012. In addition, Ms. O’Grady was Corporate Vice President, Global Regulatory Affairs and Corporate Compliance Officer from December 2012 to June 2014, Senior Vice President of Regulatory Affairs, and Corporate Compliance Officer from September 2012 to December 2012, and Senior Vice President, Regulatory Affairs, Quality Assurance, and Corporate Compliance Officer from 2007 to September 2012. Previously, she was Vice President of Regulatory Affairs, Quality Assurance and Clinical Affairs. Ms. O’Grady has worked in the areas of medical technology and collagen technology for over 25 years. Prior to joining Integra, Ms. O’Grady worked for Colla-Tec, Inc., a Marion Merrell Dow Company. During her career she has held positions with Surgikos, a Johnson & Johnson Company, and was on the faculty of Boston University College of Nursing and Medical School. Ms. O’Grady led the team that obtained the approval of the Food and Drug Administration (“FDA”) for INTEGRA® Dermal Regeneration Template, the first regenerative product approved by the FDA, and has led teams responsible for approvals of the Company’s other regenerative product lines as well as more than 600 FDA and international submissions. Ms. O’Grady received a B.S. degree from Marquette University and M.S.N. in Nursing from Boston University.

DANIEL L. REUVERS is Integra’s Corporate Vice President, President, Codman Specialty Surgical. His responsibilities within Codman Specialty Surgical include leadership of sales, marketing, product development, regulatory affairs, quality assurance, Global Services and Repair and manufacturing worldwide. He joined Integra in 2008 as Vice President of Marketing and Product Development for Integra’s surgical instruments business and was promoted to President of the acute surgical instruments business in June 2010. He was appointed President, Instruments in 2011, Corporate Vice President in December 2012, and President, International in November 2013. Mr. Reuvers was President of Omni-Tract Surgical from September 2005 until December 2008, when the company was acquired by Integra. Mr. Reuvers has over 30 years of experience in the medical technology field, including holding various executive level positions in sales, marketing and general management.

ERIC I. SCHWARTZ is Integra’s Corporate Vice President, General Counsel and Secretary. Mr. Schwartz joined Integra in November 2018. Before coming to Integra, Mr. Schwartz was the general counsel of Globus Medical, a global orthopedic medical devices company, where he led several strategic transactions, including the largest acquisition in its company history. Prior to that, Mr. Schwartz served as the Chief Operating Officer and Chief Legal Officer of CardioVIP, a venture-backed health care services company. From 2004 through 2006 he served as general counsel at Animas Corporation, playing a key role in its sale to Johnson & Johnson. Following the transaction, Mr. Schwartz assumed the role of assistant general counsel at J&J, supporting several high-growth businesses within the company’s medical devices division. He also served on the management boards of McNeil Nutritionals and Ethicon Biosurgery. Mr. Schwartz received his B.A. and his J.D. from the University of Virginia. He also received an MBA in Finance from the Wharton School of the University of Pennsylvania.

JOSEPH VINHAIS is Integra’s Corporate Vice President, Global Quality Assurance. His responsibilities include strategic direction for corporate compliance and quality systems. Mr. Vinhais was appointed Integra’s Corporate Vice President in December 2012. Mr. Vinhais joined Integra in September 2012 as Senior Vice President, Global Quality Assurance, and was appointed Corporate Vice President in December 2012. Mr. Vinhais has over 25 years of global quality experience in quality assurance, regulatory affairs, compliance, and operations execution. Prior to joining Integra, Mr. Vinhais was head of Quality Assurance, Regulatory Affairs, and Sustainability at Philips Healthcare Imaging Systems, from 2009 to September 2012, where he was responsible for quality assurance and regulatory affairs for the Computed Tomography and Nuclear Medicine business. Prior to Philips, Mr. Vinhais was General Manager of Quality Assurance & Regulatory Affairs at General Electric Healthcare, from 2007 to 2009. Mr. Vinhais received a B.S. in Information Sciences and Systems from Central Connecticut State University, a Certificate of Professional Development from Wharton, University of Pennsylvania, a certificate in Medical Device Management from Worcester Polytechnic Institute, and a certificate in Regulatory Affairs and Compliance from Northeastern University.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2018 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2019. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our Bylaws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During fiscal year 2018, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2018	2017
	(In thousands)

Audit Fees	$3,770	$4,024

Audit-Related Fees	$390	$267

Total Audit and Audit-Related Fees	$4,160	$4,291

Tax Fees	$295	$3,765

All Other Fees	$7	$14

Total Fees	$4,462	$8,070

The nature of the services provided in each of the categories listed above is described below:

Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, consents and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees — Consists of services related to accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses) and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.

All Other Fees — Consists of advisory services and the licensing of accounting research software.

No other fees were incurred to PricewaterhouseCoopers LLP during 2017 or 2018.

The Audit Committee approved all services and fees described above.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.

Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2019. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

PROPOSAL 3. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking our stockholders’ vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as described in the “Executive Compensation” section of this proxy statement beginning on page 24. In deciding how to vote on this proposal, the Board and the Compensation Committee (the “Committee”) invite you to consider the actions that we have implemented to our executive compensation programs as stated below. In addition, we summarize our compensation programs more fully in the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”).

At our annual meeting of stockholders held in May 2018, we submitted a non-binding advisory vote to our stockholders to approve our executive compensation (“Say on Pay”). Approximately 99.6% of the stockholders who voted on our Say on Pay proposal voted in favor of it. We attribute that broad support in part to our continued efforts to understand and address the feedback that we received from our stockholders. Specifically, the Company makes its directors available to institutional investors who wish to discuss the Company’s policies and practices, including with respect to executive compensation. Continuing our investor outreach efforts, we gained feedback with respect to our executive compensation programs over the course of the year in a number of different settings. Integra’s management team participated in fourteen institutional investor conferences at which we discussed our strategic plans and growth prospects. The Committee considered the feedback obtained from our investor outreach program when making decisions relating to compensation for our named executive officers for 2018 and 2019.

The compensation awarded to our Chief Executive Officer (“CEO”) and other NEOs for 2018 recognizes the positive financial, operational and overall performance of the Company. The Committee is mindful of its responsibility to align executive compensation with the overall performance of the Company, while taking into consideration the need to provide market competitive compensation in order to recruit and retain highly skilled and experienced executives. The CD&A provides a comprehensive discussion and rationale for the 2018 pay decisions made by the Committee and the correlation to the Company’s performance.

As described in the CD&A, our executive compensation programs are designed to attract, retain and motivate our NEOs, who are crucial to our long-term success. Under these programs, we provide our NEOs with appropriate objectives and incentives to achieve our business goals. In 2018, we continued the following compensation actions:

•

Long-Term Equity Incentive Plan: The Company continued its practice of granting 50% of its annual equity awards to the CEO, CFO, and the other NEOs in the form of performance stock units, 30% in the form of non-qualified stock options, and 20% in the form of restricted shares.

•

Peer Group: As a result of continued consolidation in the medical device industry, the Company amended its peer group to remove one company, from the group due to it being acquired, in order to align itself with companies that are similar in size (revenue and market capitalization) and in a similar industry as Integra, and with whom Integra may compete for executive talent.

In addition to the actions stated above, we maintain and continuously review our existing compensation practices through strong corporate governance practices, which feature the following:

•	Separation of the Chairman of the Board and the Chief Executive Officer;

•	Appointment of a Presiding Director;

•	An independent compensation consultant reporting directly to the Committee;

•	An annual risk assessment of our compensation practices;

•	Stock ownership guidelines that align director and executive officer interests with those of our stockholders;

•	An annual stockholder advisory vote on executive compensation; and

•	An Insider Trading Policy that prohibits hedging and pledging of our securities.

We believe that all of these features demonstrate our responsiveness to our stockholders, our commitment to our pay-for-performance philosophy and our goal of aligning management’s interests with those of our stockholders to support the creation of long-term value. Accordingly, we ask our stockholders to vote “FOR” the following advisory resolution at our 2019 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement is hereby APPROVED by the stockholders of Integra.”

Because the Say on Pay vote is advisory, it will not bind the Company, the Committee or our Board. That said, because we value the opinions of our stockholders, the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

With regard to the frequency of future votes on Say on Pay, the Board determined that it would submit a Say on Pay proposal to our stockholders annually. Therefore, we expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2020 annual meeting of stockholders.

Required Vote for Advisory Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote on the proposal is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for advisory approval and will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2018, which we have continued to refine through feedback from stockholders, continuing assessments of competitive practices, and alignment with our performance. We use this program to attract, motivate and retain our named executive officers (“NEOs”) and other executives. In particular, we will explain how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) made 2018 compensation decisions for our 2018 NEOs:

•	Peter J. Arduini, our President and Chief Executive Officer (“CEO”);

•	Glenn G. Coleman, our Chief Financial Officer (“CFO”) and Corporate Vice President, International;

•	Robert T. Davis, Jr., our Corporate Vice President, President, Orthopedics and Tissue Technologies;

•	Richard D. Gorelick, Senior Advisor from November 2018 until retirement in January 2019 (former Corporate Vice President, General Counsel, Administration and Secretary)*; and

•	Daniel L. Reuvers, our Corporate Vice President, President, Codman Specialty Surgical Solutions.

•	Eric I. Schwartz, our Corporate Vice President, General Counsel and Secretary (effective November 2018)**

* Mr. Gorelick transitioned out of his role as Corporate Vice President, General Counsel, Administration and Secretary and acted as Special Advisor in November 2018 until his retirement in January 2019.

** In November 2018, the Board of Directors approved the appointment of Eric I. Schwartz to serve as Corporate Vice President, General Counsel and Secretary. For purposes of this Compensation Discussion and Analysis and the related disclosures that follow below, discussions relating to compensation for 2018 performance generally do not apply to Mr. Schwartz due to his joining the Company in November 2018.

The Committee establishes the philosophy, approves the design of, and administers our executive compensation programs. The report of the Committee appears at the end of this section. In addition to the Company continuing its investor outreach program, the Committee has continued to evolve the core elements of its executive compensation programs, as follows:

•	Utilized a Performance Incentive Compensation Plan (the “Bonus Plan”) containing a formulaic funding mechanism (based on quantitative metrics) for annual cash bonuses;

•	The Company continued its practice of granting 50% of its annual equity awards to the NEOs in the form of performance stock units and 30% in the form of non-qualified stock options;

•	Granted equity pursuant to the Long-Term Equity Incentive Plan that includes a double-trigger change in control provision and a clawback provision; and

•	Continued to implement ownership stock retention requirements for executive officers and directors.

The following are some key highlights about the Company’s performance in 2018:

•	Achieved reported revenue growth of 23.9% and organic revenue growth of 4.3% over the prior year. Full year adjusted earnings per share growth of 24.7% over the prior year;

•	Made significant progress integrating the Codman Neurosurgery business from Johnson & Johnson into our operations;

•	Completed the expansion and realignment of our U.S. commercial channels in the Orthopedics and Tissue Technologies segment; and

•	Strengthened our financial position by raising nearly $350 million of capital through an equity raise, amending and extending our credit facility and reducing our total debt.

Listening to Our Stockholders

At our 2018 Annual Meeting, approximately 99.6% of the stockholders who voted on our 2018 Say-on-Pay proposal voted in favor of the proposal. We believe that this support resulted largely from the continuous improvements that we have made and continue to make in our executive compensation programs and the effect that they have had on the performance of the Company. The Company has achieved strong results over the past few years, and we believe that investors support our pay-for-performance philosophy in growing the Company. The Company makes its directors available to institutional investors who wish to discuss the Company’s policies and practices, including with respect to executive compensation. Continuing our investor outreach efforts, we gained feedback with respect to our executive compensation programs over the course of the year in a number of different settings. Integra’s management team participated in fourteen institutional investor conferences at which we discussed our strategic plans and growth prospects and had over 500 meetings with institutional investors in 2018. The Committee considered the feedback obtained from our investor outreach program when making decisions relating to compensation for our named executive officers for 2018 and 2019.

As a result of the stockholder outreach conducted during the past several years and the Committee’s own deliberations with the assistance of third-party advisers, we continue to evolve the executive compensation programs. We continue these practices in 2019 in order to reinforce a culture that emphasizes pay for performance. The table below provides a summary of (i) the program elements from 2018 and (ii) how we applied those elements in 2019 for performance in 2019 and beyond.

Element	2018	2019+
Link between performance and compensation

•  All compensation decisions made in 2018 for 2017 performance reflect company-wide performance against pre-established metrics and goals and an assessment of each NEO’s performance against goals established at the beginning of 2017.

•  Specific financial objectives for funding the pool for cash incentives, and for each NEO’s division or function, were established within the first 90 days of 2018.

•  The Company continued its practice of granting 50% of its annual equity awards to its NEOs in the form of performance stock units (“PSUs”), and 30% was in the form of non-qualified stock options.

•  The restricted stock units granted to the CEO in 2018 are deferred and will not be delivered until after the CEO’s departure from the Company.

•  As the Company met its 2017 financial metrics provided in the Performance Incentive Compensation Plan (the “Bonus Plan”), the Company paid cash bonuses to the NEOs in 2018 for 2017 performance under the Bonus Plan.

• Continuing current practices. • As the Company met its 2018 financial metrics provided in the Bonus Plan as described below, the Company paid cash bonuses to the NEOs in 2019 for 2018 performance.

Element	2018	2019+
Use of discretion

•  The Bonus Plan approved by stockholders provides the Committee with only negative discretion to reduce (but not increase) cash incentive payments intended to constitute “qualified performance-based compensation.”

•  Includes a clawback provision.

•  The Company funded the overall annual cash incentive pool for 2017 performance pursuant to the Bonus Plan at 121% of target.

•  Based on strong financial and other qualitative measures in 2017, the Company’s NEOs earned cash bonuses for 2017 performance paid in March 2018 up to 135% of each NEO’s respective target. The Committee determined such cash bonuses based upon the strong individual performance of each of the NEOs, achievement of several critical business priorities ahead of expectations, successfully meeting or exceeding strategic objectives, optimizing the Company’s organizational structure, systems and processes, and meeting the objectives to enhance overall commitment to quality and regulatory compliance.

•  Continuing current practices.

•  The Company funded the overall annual cash incentive pool for 2018 performance pursuant to the Bonus Plan at 107% of target.

•  The Company’s NEOs earned cash bonuses for 2018 performance paid in March 2019 ranging from slightly below target up to 128% of each NEO’s respective target. The Committee determined such cash bonuses based upon the strong individual performance of each of the NEOs, achievement of several critical business priorities, successfully meeting or exceeding strategic objectives, optimizing the Company’s organizational structure, systems and processes, and meeting the objectives to enhance overall commitment to quality and regulatory compliance.

Element	2018	2019+
Performance-based stock grants

•  50% of each NEO’s 2018 equity grant (including the CEO and CFO) was in the form of PSUs with annual vesting over three years contingent on achieving organic revenue growth goals (excluding divestitures and discontinued products), measured during each fiscal year of the performance period against the immediately preceding fiscal year; 30% of each NEO’s 2018 equity grant (including the CEO and CFO) was in the form of non-qualified stock options, which the Committee, Board and management view as performance-based equity.

•  Each grant considered: 2017 performance; Future potential and retention needs; and Competitive market data.

•  The (i) third installment of the PSUs granted to the NEOs in 2015 vested at target in 2018 as the 2017 performance goal, based on revenue growth, was met. In addition, the (ii) second installment of the PSUs granted to the NEOs in 2016, and the (iii) first installment of PSUs granted to NEOS in 2017 both vested in 2018 at 150% of the target number of shares of performance stock eligible to vest as the 2017 performance goal, based on revenue growth, was achieved at the maximum level.

•  The (i) third installment of the PSUs granted to the NEOs in 2016 and (ii) second installment of the PSUs granted to the NEOs in 2017 both vested at 150% of the target number of shares of performance stock eligible to vest as the 2018 performance goal, based on revenue growth, was achieved at the maximum level. In addition, the first installment of PSUs granted to NEOs in 2018 vested in 2019 at 89.5% of the target number of shares of performance stock eligible to vest as the 2018 performance goal, based on annual organic revenue growth, was achieved between threshold and target.

Peer group

•  Integra’s peer group focuses on the medical technology industry and considers the complexity of Integra’s business, competitors for executive talent, as well as relative size (revenue and market cap). The Committee reviewed compensation of our NEOs relative to our peers, and as a result of our review, in July 2018 we removed C.R. Bard due to its acquisition by Becton Dickinson.

•  Will continue to focus on the medical technology industry, Integra’s complexity, competition for executive talent and relative size (revenue and market cap), and will consider making adjustments to the peer group as necessary given the aforementioned criteria. We will review compensation of our NEOs relative to our peers on an annual basis.

Change-In-Control provisions for equity awards	• Continue to utilize “double trigger” provisions implemented in 2013 for acceleration of equity awards.	• Continuing current practice.

Element	2018	2019+
Compensation recoupment (“clawback”) policy	• Continue to utilize clawback policy implemented in 2013 that pertains to both the equity plans and Bonus Plan.	• Continuing current practice.
Pre-clearance, Anti-hedging/pledging policy	• Continue to mandate pre-clearance requirements to a broader group of executives. Continue to follow the anti-hedging/pledging policy that was implemented in 2013.	• Continuing current practice.

The Company will continue its outreach to stockholders on an on-going basis to sustain and, where appropriate, refine alignment on executive compensation practices.

Philosophy

The Committee determines our philosophy on executive compensation, which is to align each executive’s compensation with Integra’s short- and long-term performance goals. Accordingly, we have designed our executive compensation programs to enhance Integra’s ability to attract, retain and engage executives who are essential to Integra’s continued growth and success, and reward them when they deliver strong performance.

•

We linked our 2018 annual cash incentive program to financial metrics — including revenue, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), and operating cash flow — which we believe drive the profitability and growth of the Company and long-term shareholder return. Cash incentive awards for NEOs are linked to the achievement of these financial metrics as well as performance of other objectives to advance the long-term strategy of the Company.

•

Our long-term equity incentive awards are aligned with stockholder interests because they focus on performance — for grants and vesting — as well as retention, and facilitate long-term stock ownership.

•	In addition to stock ownership requirements for executive officers, our CEO holds certain equity grants whose payment is deferred until after he leaves the Company.

•	All compensation actions also are considered in the context of appropriately managing risk.

Overall, we design our compensation programs to attract and retain executives capable of (i) leading our Company, which is more complex and diversified in its business than other medical technology companies of comparable revenues, and (ii) growing our Company more rapidly than peers in the industry, consistent with our long-term objective to become a multi-billion dollar global, diversified, medical technology company.

In determining compensation for our NEOs for 2018, the Company made some decisions, such as performance targets, in advance, while the Company made others, such as the determination of annual cash bonus awards for 2018 under the Bonus Plan and the long-term equity incentive awards, after the performance period concluded and could be evaluated.

2018 Performance

Integra made considerable changes and progress toward transforming the Company during 2018, as it advanced toward becoming a multi-billion dollar, global medical technology company. In 2018, we continued to focus on our four key pillars: 1) build an execution-focused culture, 2) achieve relevant scale, 3) improve agility and innovation, and 4) lead in customer excellence. The following represent our key accomplishments in 2018:

•

We achieved reported revenue growth of 23.9% (our fifth year in a row of double digit growth) and organic revenue growth of 4.3% over the prior year. Our full year adjusted earnings per share growth was a 24.7% increase over the prior year;

•

Made significant progress integrating the Codman Neurosurgery business from Johnson & Johnson. This included exiting transition service agreements in the U.S., Canada, Australia, New Zealand and China. We also transitioned a manufacturing facility in Switzerland to our control and established a new site in

Mansfield, Massachusetts that will eventually take control of manufacturing certain products from Johnson & Johnson as part of the transition;

•

Completed the expansion and realignment of our U.S. commercial channels in the Orthopedics and Tissue Technologies segment. This included adding product specialists to certain call points and splitting our selling organization from two to four dedicated channels;

•	Positioned the Company to accelerate growth by:

•	Making investments in infrastructure outside the U.S., including China and Japan, that positions the Company to leverage our broad product portfolio in 2019 and beyond;

•	Winning several preferred provider agreements, including one with Healogics, Inc, a provider of advanced wound care services; and

•	Investing in R&D which resulted in over 10 new products (and global registrations) that should be ready for commercial launch in 2019.

•	Strengthened the Company’s financial flexibility to support both organic and inorganic growth opportunities by:

•	Raising approximately $350 million through a public equity offering;

•

Amending and extending our credit facility, obtaining lower interest rates thereby reducing the cost of our borrowings and extending the maturity of our facility to May 2023. Executed financial instruments to lock-in interest rates on a substantial amount of our existing debt;

•	Generating nearly $200 million in operating cash flow during the year; and

•	Using proceeds from the equity offering and cash flow from operations to reduce our total outstanding debt from approximately $1.86 billion to $1.37 billion.

Stock Performance

Our stock generated a five-year total return for stockholders of 109.2% from 2014 through 2018, compared to 183.8% for our peer group of companies and 58.9% for the NASDAQ Composite Index.

In 2018, a primary focus of the management team was the successful integration of the Codman Neurosurgery acquisition and realignment of the Orthopedics and Tissue Technologies commercial channels. The Codman Neurosurgery acquisition was the largest and most complex acquisition in the Company’s history. The Codman Neurosurgery integration efforts through 2018 have been executed as planned, on time and with minimal commercial disruption. These efforts, which will continue into 2019, included the exiting of certain transition services agreements and the development of a new manufacturing site. In the Orthopedics and Tissue Technologies segment, management realigned 100% of the inpatient, wound reconstruction and orthopedic territories in 2018 as part of the channel expansion strategy. While both the Codman Neurosurgery integration and channel realignment efforts were disruptive in 2018, management was able to achieve many of its financial and strategic objectives, including positioning the Company for accelerated growth in 2019 and beyond.

As organic revenue growth is an important measure of our long-term financial success and shareholder return, in 2018, we changed the measure for our performance-based equity to organic revenue growth. (See Long Term Incentive Plan section below.) While we had strong performance against objectives for revenue, adjusted EBITDA and operating cash flow, our annual organic revenue growth was below the target objective. As such, the performance-based equity paid less than target at 89.5%. The Company recognizes the importance of paying for performance and alignment to total shareholder return, and as a result, annual organic revenue growth will continue to be used for 2019 performance-based equity and represents 50% of each NEO’s total long term incentive compensation.

*	For the full roster of members of our Peer Group, please refer to the section below entitled “Our Peer Group and the Markets in Which We Compete.”

Linking Financial Performance to Pay in 2018

In February 2018, the Committee established the threshold bonus funding objective of 70% of prior year Adjusted EBITDA as well as the 2018 performance targets under the Bonus Plan, as illustrated in the chart below.

2018 Target
Revenue	$1,460.0 Million
Adjusted EBITDA	$342.0 Million
Operating Cash Flow	$154.5 Million

In 2018, we exceeded our targets for revenue, adjusted EBITDA and operating cash flow. These results reflect significant progress made during 2018 on a series of strategic initiatives designed to help the Company grow. Our strong financial performance determined how we funded the 2018 pool for cash incentive payments for NEOs. The following is a brief discussion on our year-over-year performance against these metrics:

•	Revenues: We increased reported revenues 23.9% to $1,472.4 million last year exceeding our target of $1,460.0 million;

•

Adjusted EBITDA: Our adjusted EBITDA (see “Appendix A — Reconciliations of Non-GAAP Financial Measures”) increased 26.9% during 2018 to $342.1 million, largely attributable to the accretion from the acquired Codman Neurosurgery business and better G&A leverage, exceeding our target of $342.0 million;

•

Operating Cash Flow: Our operating cash flow increased 74.4% during 2018 to $199.7 million, mostly as a result of accretion from the acquired Codman Neurosurgery business and lower integration costs in 2018, exceeding our target of $154.5 million.

Once the Committee determined the funding of the 2018 pool for cash incentive payments, the Committee considered several additional factors in finalizing the awards to NEOs. The Company successfully met or exceeded its strategic objectives for 2018. The Company made significant progress integrating the Codman Neurosurgery business in our operations. The Company completed the expansion and realignment of our U.S. commercial channels in the Orthopedics and Tissue Technologies segment increasing the focus of our sales team. Our investment in R&D resulted in over 10 new products (and global registrations) that should be ready for commercial launch in 2019. Overall, the Committee determined that the Company’s performance exceeded its objectives for 2018 and awarded the NEO pool with cash incentive payments for 2018 that were funded above a 100% target payout.

Our efforts to link pay and performance also applied to equity awards. For the third performance year of the 2016 grant, the Company’s revenue increased 67% from a baseline of $882.7 million to $1,472.4 million, achieving at the maximum level of 150% of the target number of shares eligible to vest in 2019. For the second performance year of the 2017 grant, the Company’s revenue increased 39% from the baseline of $1,057 million to $1,472.4 million, achieving at the maximum level of 150% of the target number of shares eligible to vest in 2019. The table below shows the performance levels and vesting percentages for the specific performance year of each grant. The baseline revenue metric is the Company’s reported revenue from the prior year, except that the baseline for the 2017 grant also included partial revenue for the 2017 Derma Sciences acquisition. For the first performance year of the 2018 grant, the Company’s organic revenue increased 4.3% from the prior year, vesting at 89.5% of the target number of shares eligible to vest in 2019. For more information on the 2018 PSU grant, please refer to the section below entitled “Long-Term Equity Incentive Plan.”

Performance levels and vesting percentages for the 2016 and 2017 grants are shown below:

	Increase in Annual Revenue over Baseline	Performance Vesting Percentage

FIRST PERFORMANCE YEAR

	< 3%	0%

Threshold Level	3%	50%

Target Level	7%	100%

Maximum Level	≥ 11%	150%

SECOND PERFORMANCE YEAR

	< 6%	0%

Threshold Level	6%	50%

Target Level	14%	100%

Maximum Level	≥ 22%	150%

THIRD (or LAST) PERFORMANCE YEAR

	< 9%	0%

Threshold Level	9%	50%

Target Level	21%	100%

Maximum Level	≥ 33%	150%

Executive Compensation for 2018

In 2018, we continued to evolve our approach to executive compensation based on stockholder feedback. Our executive compensation programs continue to align with metrics that drive total stockholder return and hold management accountable for the Company’s financial performance and progress towards the Company’s strategic objectives and goals.

Performance Incentive Compensation Plan (the “Bonus Plan”)

The following are the highlights of the Bonus Plan:

•	Under the Bonus Plan, cash bonuses may be paid based on the Company’s achievement of performance goals that the Committee determined within the first 90 days of the year.

•

Weighting of metrics to fund the incentive pool for 2018 performance pursuant to a formula that includes percentage weightings for revenue (40%), adjusted EBITDA (40%), and operating cash flow (20%). In 2018, Adjusted EBITDA weighting increased from 30% to 40% from prior year while operating cash flow was lowered from 30% to 20% from prior year. These adjustments put a greater focus on revenue and profit.

•	For 2018 performance, the 2018 NEOs were eligible for cash incentive payments only if the Company achieved its Adjusted EBITDA goal of at least 70% of its prior year Adjusted EBITDA.

•	The Committee has only negative discretion to reduce (and not increase) the amount of the bonus pool funded, and subsequently the awards to NEOs.

•	Each NEO in the Bonus Plan has an established target bonus opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 200% of his or her target.

•	Includes a clawback provision.

Determining Awards for 2018 Performance under the Bonus Plan

The Committee established the following target awards for 2018 performance for the following NEOs:

Named Executive Officer	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	120%
Glenn G. Coleman	CFO	80%
Robert T. Davis, Jr.	CVP	60%
Daniel L. Reuvers	CVP	60%

Mr. Gorelick was not eligible to receive a cash incentive payment for 2018 performance, which was paid in March 2019, due to his retirement on January 2, 2019.

None of our NEOs has a cash incentive guarantee. In 2018, no NEO may earn an award in excess of 200% of his/her target.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2018 Performance

Consistent with prior years, the Committee established a threshold bonus funding objective for 2018 performance of 70% of prior year Adjusted EBITDA from continuing operations below which no bonuses would be paid to our NEOs. The definition of Adjusted EBITDA for bonus purposes is GAAP net (loss)/income from continuing operations, excluding: (i) depreciation and amortization, (ii) other income (expense), net, (iii) interest income and expense, (iv) income taxes, and (v) those operating expenses also excluded from adjusted net income. The Company achieved this goal in 2018 resulting in funding of the Bonus Plan as stated below.

Upon achievement of the Adjusted EBITDA goal, the bonus for such NEOs is funded at the maximum (200% of their targets in 2018). Thereafter, the Committee has the ability to exercise only negative discretion in order to determine the actual cash incentive payment for such NEOs based on the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and such NEO’s performance.

Cash Incentive Pool Funding Model for 2018 Performance

The Bonus Plan was designed to fund an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including such NEOs, may not exceed the overall funded pool. The Company’s pool funding model for 2018 performance was as follows:

		Performance Goals as a Percent of Target
2018 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL
REVENUE	40%	95.9%	96%	100%	104%
ADJUSTED EBITDA	40%	92.9%	93%	100%	107%
OPERATING CASH FLOW	20%	84.9%	85%	100%	115%
Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

The Committee approved these metrics for 2018 performance as they are key indicators as to the strength of the business, and we believe that they drive stockholder returns over the long term. Because the Company’s results exceeded the threshold goals for the performance metrics consisting of revenue, adjusted EBITDA and operating cash flow, as described above, the cash incentive pool was funded for all eligible participants.

Negative Discretion to Determine Final Payout for 2018 Performance

The Committee has negative discretion to reduce awards for each NEO for 2018 performance based on the following metrics:

•	65% weight on financial and quantitative measures including revenue, operating cash flow and adjusted EBITDA, in addition to other division-specific financial metrics.

•	35% weight on qualitative measures including leadership objectives and strategic initiatives.

Determining Awards for 2019 Performance under the Bonus Plan

The Committee reviews competitive benchmark data for our NEOs annually. For 2019, the Committee established the following target awards for the following NEOs based on competitive benchmarking (no change from 2018):

Named Executive Officer	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	120%
Glenn G. Coleman	CFO	80%
Robert T. Davis, Jr.	CVP	60%
Daniel L. Reuvers	CVP	60%
Eric I. Schwartz	CVP	60%

None of our NEOs has a cash incentive guarantee. None may earn an award in excess of 200% of his/her target for the 2018 performance year.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2019 Performance

The Committee has established a threshold objective for 2019 performance of 70% of prior year Adjusted EBITDA for the NEOs. If the goal is achieved, the bonus for each NEO will be funded at the maximum (200% of his or her target). Thereafter, the Committee may exercise only negative discretion in determining the actual cash incentive payment for each NEO, using only the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and each NEO’s performance.

Cash Incentive Pool Funding Model for 2019 Performance

The Bonus Plan funds an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including the NEOs, may not exceed the overall funded pool. The Company’s pool funding model for 2019 performance is shown below (no change from 2018). These metrics, for 2019 performance, continue to be key indicators as to the strength of the business, and we believe they drive stockholder returns over the long term. In addition, these metrics provide a sound basis to measure profitability and growth, and we also believe that it is appropriate to utilize them because many stockholders rely upon some or all of these metrics to evaluate the Company.

		Performance Goals as a Percent of Target
2019 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL

REVENUE	40%	95.9%	96%	100%	104%

ADJUSTED EBITDA	40%	92.9%	93%	100%	107%

OPERATING CASH FLOW	20%	84.9%	85%	100%	115%

Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

Negative Discretion to Determine Final Payout for 2019 Performance

Consistent with 2018, the Committee has discretion to reduce awards for each NEO for 2019 performance based on the following metrics:

•	65% weight on financial and quantitative measures, including revenue, operating cash flow and adjusted EBITDA, and other division-specific financial metrics.

•	35% weight on qualitative measures, including leadership objectives and strategic initiatives.

Long-Term Equity Incentive Plan

2018 Equity Grants

•

We amended our equity plan effective January 1, 2013 (applicable to awards granted on or after that date) (i) to revise the trigger for accelerated vesting after a change in control from a “single trigger” (meaning that the accelerated vesting shall occur in connection with the change in control) to a “double trigger” (meaning that the accelerated vesting occurs upon both the change in control and a qualifying termination of employment), and (ii) to add a “clawback” provision that requires under certain circumstances the return of compensation received on the basis of financial statements that are subsequently restated.

•

The 2018 annual equity grant to each of our NEOs was based on their performance over the long term and during 2017, each NEO’s long-term potential, retention considerations and information about the market for comparable executives.

•

In March 2018, Messrs. Coleman, Davis, Gorelick, and Reuvers received an annual equity grant consisting of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock. The restricted stock awarded to the NEOs vests annually over three years. The PSUs vest annually over three years, contingent on achieving our annual organic revenue growth goal. The non-qualified stock options vest annually over four years (other than for Mr. Coleman, whose non-qualified stock options vest annually over three years).

•

In March 2018, Mr. Arduini received an annual equity grant of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock unit. For more information on Mr. Arduini’s 2018 annual equity grant, please refer to section entitled Annual Review of Compensation.

•

The PSUs granted in March 2018 will vest in annual installments (assuming the annual organic revenue growth targets are met) with a three-year performance period beginning January 1, 2018 and ending December 31, 2020. Each NEO is eligible to vest in and receive a number of shares of the Company’s common stock ranging from zero percent (0%) to one-hundred and fifty percent (150%) of the target number of shares of performance stock granted based on the Company’s achievement of an annual organic revenue growth goal, excluding divestitures and discontinued products, over the prior year’s organic revenue amount during each fiscal year of the performance period running from January 1, 2018 through December 31, 2020 as detailed below:

	Growth in Annual Organic Revenue over Prior Year Organic Revenue	Performance Vesting Percentage

PERFORMANCE YEAR

	< 2%	0%

Threshold Level	2%	50%

Target Level	5%	100%

Maximum Level	≥ 7%	150%

•

If the growth in annual organic revenue over the immediately preceding fiscal year falls between the threshold level and the target level, then the performance vesting percentage shall be determined by extrapolating between the threshold level, anchor points of 3% annual organic revenue growth (with a 70% performance vesting percentage) and 4% annual organic revenue growth (with an 85% performance vesting percentage), and the target level. If the growth in annual organic revenue over the immediately preceding fiscal year falls between the target level and the maximum level then the performance vesting percentage shall be determined by means of linear interpolation between the target level, an anchor point of 6% annual organic revenue growth (with a 125% performance vesting percentage), and the maximum level.

•

If the performance goal with respect to a given fiscal year is not achieved at the target level, and the Company achieves the “catch-up” goal defined as an average three-year annual organic revenue growth rate of at least 5.0%, then additional shares of performance stock will vest on the third anniversary of the grant date, as though the performance goal for such fiscal year was achieved at the target level.

2019 Equity Grants

•

Our annual equity grants are intended to provide long-term incentive and performance-based compensation to our NEOs. Accordingly, the amount of the 2019 annual equity grant made to each of our NEOs is based on their performance over the long term and during 2018, each NEO’s long-term potential and retention considerations, and information about market practices for comparable executives.

•

In March 2019, Messrs. Coleman, Davis, Reuvers, and Schwartz each received an annual equity grant consisting of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock. The restricted stock vests annually over three years. The PSUs will continue to vest annually over three years and will be measured against the immediately preceding fiscal year’s annual organic revenue. The non-qualified stock options vest annually over four years (other than for Mr. Coleman whose non-qualified stock options vest annually over three years). For information on the CEO’s 2019 annual equity award (50% PSUs, 30% non-qualified stock options, and 20% restricted stock units), please refer to the section below entitled “Annual Review of Compensation.”

•

The PSUs granted in March 2019 will vest in annual installments (assuming the annual organic revenue growth targets are met) with a three-year performance period beginning January 1, 2019 and ending December 31, 2021. Each NEO is eligible to vest in and receive a number of shares of the Company’s common stock ranging from fifty percent (50%) at threshold to one-hundred and fifty percent (150%) of the target number of shares of performance stock granted based on the Company’s achievement of an annual organic revenue growth goal, excluding divestitures and discontinued products, over the prior year’s organic revenue amount during each fiscal year of the performance period running from January 1, 2019 through December 31, 2021 as detailed below:

	Growth in Annual Organic Revenue over Prior Year Organic Revenue	Performance Vesting Percentage

PERFORMANCE YEAR

	< 2%	0%

Threshold Level	2%	50%

Target Level	5%	100%

Maximum Level	≥7%	150%

•

If the growth in annual organic revenue over the immediately preceding fiscal year falls between the threshold level and the target level, then the performance vesting percentage shall be determined by extrapolating between the threshold level, anchor points of 3% annual organic revenue growth (with a 70% performance vesting percentage) and 4% annual organic revenue growth (with an 85% performance vesting percentage), and the target level. If the growth in annual organic revenue over the immediately preceding fiscal year falls between the target level and the maximum level then the performance vesting percentage shall be determined by means of linear interpolation between the target level, an anchor point of 6% annual organic revenue growth (with a 125% performance vesting percentage), and the maximum level.

•

If the performance goal with respect to a given fiscal year is not achieved at the target level, and the Company achieves the “catch-up” goal defined as an average three-year annual organic revenue growth rate of at least 5.0%, then additional shares of performance stock will vest on the third anniversary of the grant date, as though the performance goal for such fiscal year was achieved at the target level.

PSUs Metric and Goal Setting Considerations

Revenue growth is a key measurement for the Company, and is therefore a metric used in our awards of PSUs. For 2019 grants, the Committee approved the use of organic revenue (less divestitures and discontinued products) as the metric for PSUs, which aligns closely with stockholders’ interests given the close correlation between organic revenue growth and higher stockholder returns. As a result, we believe that linking our equity grants to organic revenue growth creates an appropriate way to measure and reward performance.

We annually review the metrics (and related goal targets) used in our annual and long-term incentive programs to ensure that they remain aligned with Integra’s strategic plan. The three-year annual organic revenue growth goal is derived from a rigorous process that involves input and discussions among the President and CEO, and internal human resources and finance personnel.

Key Governance Features Relating to Executive Compensation

The Committee has a number of corporate governance features related to executive compensation, which we summarize below. We believe that these mechanisms assure the alignment of our executive compensation with the interests of stockholders.

Element	Purpose	Key Characteristics
Stock ownership guidelines and retention requirements	• To align the long-term interests of NEOs with stockholders.

•  The CEO is required to own shares equal to 6x his annual salary; the CFO is required to own 2x his annual salary; other NEOs are required to own 1x their annual salaries. All of our NEOs have met these requirements. The NEOs are required to hold stock received from the Company pursuant to the stock ownership guidelines.

Compensation recoupment (“clawback”) policy	• To ensure that compensation is paid only upon proven results.

•  If a restatement of our financial statements is required to correct a material error or inaccuracy due to the fraud or intentional misconduct of an NEO, the Committee can recoup from that NEO bonuses or equity awards awarded on or after January 1, 2013 and cancel outstanding bonus or equity award opportunities.

Element	Purpose	Key Characteristics
Anti-hedging/pledging policy	• To ensure that equity compensation is an effective method to align the interests of NEOs and stockholders.	• No NEO may hedge or pledge our securities. Also, all NEOs must pre-clear trades involving Company stock with our Law Department.
No “gross-ups”	• To reflect sound executive compensation governance practices, manage the cost of compensation to the Company, and recognize that the burden for payment of taxes on income falls on employees.	• No NEO is eligible to receive any tax gross-ups on perquisites or excise taxes, such as Section 280G taxes in the event of a change of control, with the exception of relocation costs.
“Double trigger” change-in-control arrangements	• To prevent undue gains in the event of a change-in-control.

•  Our equity plans and equity grant agreements require a qualifying termination of employment in addition to a change-in-control in order to accelerate vesting of equity awards granted on or after January 1, 2013. In addition, all change in control provisions in our employment and change-in-control severance agreements for NEOs require a qualifying termination of employment in addition to a change in control before triggering change-in-control benefits.

Element	Purpose	Key Characteristics
Annual equity awards	• To retain and attract highly qualified NEOs and tie their performance to the performance of our stock, thus aligning their interests with the interests of our stockholders.

•  We include annual equity as a primary component of the long-term compensation of our NEOs. In 2018 and 2019, the grant value of the annual equity awards was determined based on each NEO’s performance, potential, and competitive market data. In March 2018 and 2019, the CEO received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock units. In March 2018 and 2019, Messrs. Coleman, Davis and Reuvers received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock. In March 2019, Mr. Schwartz received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock. In March 2018, Mr. Gorelick received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock.

Bonus Plan	• To provide annual cash incentive opportunities based on the achievement of performance goals.	• The Company maintains a performance-based cash incentive plan designed to reward our colleagues appropriately. The plan was adopted by stockholders in 2013, and again in 2017.
Cap on annual cash incentives	• To achieve the appropriate balance between fixed and variable compensation.	• For performance year 2018, we limit the amount of any annual bonus awarded to any NEO to a maximum of 200% of the related target award.
No minimums or guarantees	• To motivate our NEOs to perform under all circumstances.	• Our NEOs have no guarantees or minimums related to base salary increases, bonuses or equity awards.

Element	Purpose	Key Characteristics
Few perquisites	• To focus NEOs on performance elements of compensation.	• Our NEOs participate in broad-based Company-sponsored benefits programs on the same basis as other full-time employees, except for the Executive Physical Exam Program noted below.
No executive retirement program (SERP)	• To focus NEOs on performance elements of compensation and long-term value creation.	• Our NEOs participate in the same defined contribution retirement plan as other employees.
Risk Assessment Regarding Compensation Policies and Practices	• To appropriately balance short-term incentives and long-term performance in order to address risk.

•  The Company conducts a risk assessment of its compensation policies and programs, including executive compensation programs. The results are considered by the Compensation Committee and the full Board of Directors wherein they determine whether the programs are designed with an appropriate balance of risk and reward in relation to our business strategy and that it does not encourage excessive or unnecessary risk-taking behavior.

Independent Compensation Consultant	• To obtain objective input to decision making.	• Our Committee uses the services of an independent compensation consultant.
Executive Physical Exam Program	• To strengthen a culture of health and ensure a holistic approach to our executive remuneration program.	• The program, implemented in October 2013, provides payment for an annual executive physical exam for NEOs.

Process for Determining Compensation and its Components

At the beginning of 2018, we established performance objectives for each NEO along with variable pay target opportunities for cash incentives and long-term equity incentives. In the first quarter of 2019, the Committee completed a formal performance review for performance year 2018 for the CEO and each NEO. The Committee reviewed the performance of the CEO, and the CEO’s assessment of the NEOs, along with market data that the Company’s compensation consultants compiled, to determine each element of compensation for performance year 2018. As a result of this work, the Company determined the following: (i) base salary merit increases for 2019, (ii) annual cash incentives based on the cash bonus pool for 2018, paid in March 2019, (iii) long-term equity incentives (annual equity grants) granted in March 2019, and (iv) the CEO’s compensation for performance year 2019.

Components of Integra’s Executive Compensation

Integra’s executive compensation consists of fixed pay and variable pay, each of which includes cash and non-cash components. The chart below summarizes the various elements of Integra’s executive compensation, and the narrative that follows describes the most important elements and their purposes in greater detail.

Total Compensation: We consider total compensation for comparable roles at companies in medical technology, healthcare and general industry, based on the data obtained from published salary surveys that we review, the proxy statements of the companies mentioned below and other materials that the Committee’s compensation consultant prepared relying upon such data. We use this data primarily to ensure that our executive compensation program as a whole is competitive.

We continue to emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance.

The following charts are designed to demonstrate the various components of our NEOs’ 2018 compensation which place a particular emphasis on variable pay. We believe that these charts are helpful in demonstrating that the components of our NEOs’ compensation are aligned with our philosophy.

(1)	Mr. Gorelick is not included in the above chart due to his retirement in January 2019.
(2)

Mr. Schwartz is not included in the above chart due to his joining the Company in November 2018. The majority of his 2018 compensation was in connection with his new hire compensation and is not representative of our annual performance awards.

Base Salaries: We establish salaries for NEOs that reflect each executive’s experience, expertise, and the complexity of their role as well as current competitive compensation data and internal comparisons. The Committee reviews base salaries of our NEOs annually, and approves increases considering such factors as performance, market competitiveness and affordability.

Cash Incentives: The cash bonus pool for 2018 performance, paid in March 2019, was funded at 107% overall based on the Company’s performance against 2018 financial targets. Individual payment recommendations were based on performance (65% weighting on quantitative and 35% weighting on qualitative objectives) and the relevant NEO’s target opportunity.

Long-Term Equity Incentives: Equity grants align NEOs with our stockholders’ interests and are based on performance and retention needs and facilitate long-term stock ownership. The main terms and features of our equity grants include the following:

•	Restricted Stock Awards: Annual vesting over three years.

•	Restricted Stock Units: Granted to the CEO with three-year vesting and deferral of payments until after departure.

•

Non-Qualified Stock Options: The CEO’s non-qualified stock options vest as to one-third of the shares on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. In addition, non-qualified stock options granted to NEOs as part of their respective annual equity grants will vest annually over four years, except for the CFO, whose non-qualified stock options will vest annually over three years.

•	PSUs: Annual vesting over three years based on achievement of annual organic revenue growth goals, as detailed in the discussion above.

Equity Grant Practices

In addition to describing the types of grants the Company provides, we believe that a discussion of our practices surrounding our grants is useful to underscore the procedures behind the grants. The Committee considers the performance of the Company, performance of individuals over the short-term as well as their potential over the long-term and market considerations in determining the value and type of equity for annual equity awards.

The following is a summary of our practices:

•

The Committee approves equity awards for NEOs after it completes its annual review process for the individuals eligible to receive equity grants, and bases its decisions, at its discretion, on their short- and long-term performance, the Company’s performance in the prior year, and the need to stay competitive in the market for executive talent.

•

The Special Award Committee, consisting of our CEO, has authority (within specified limits) to approve equity-based awards to other managers, and typically approves annual awards during the first quarter, and throughout the year for strategic new hires, selected promotions, and key retention needs. We expect these practices to continue.

•	We make decisions to grant equity awards without regard to anticipated earnings or other major announcements by the Company.

•

We require all NEOs and substantially all U.S. based employees to have signed a non-competition agreement or, where applicable law does not support non-competition agreements, a confidentiality agreement that includes provisions regarding non-solicitation and assignment of inventions or an employment or severance agreement with non-competition provisions, as a condition to, among other things, employment and, for those eligible, receiving an equity award.

•

The exercise price of our non-qualified stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. This practice with respect to setting stock option exercise prices is consistent with the terms of our equity incentive plans.

•	Our 2003 Equity Incentive Plan provides that, without stockholder approval, no amendment may be made that would reprice outstanding awards.

Other Components of Integra’s Executive Compensation

Stock Ownership Guidelines and Retention Requirements: All of our NEOs have met their stock ownership guidelines and retention requirements.

Benefits: Our NEOs participate in our benefits offerings on the same basis as all other employees except for the Executive Physical Exam Program. This program provides payment for a comprehensive annual physical exam for each of our NEOs. This program aligns with the Company’s culture of health, which also supports improved performance. Each NEO is encouraged to complete an exam in 2019.

Perquisites: We provide our NEOs broad-based Company sponsored benefits and few perquisites (such as an executive physical).

See “Annual Review of Compensation” for additional information, including a description of the goals and each executive’s achievements.

Our Peer Group and the Markets in Which We Compete

As one of several factors in considering approval of Integra’s compensation programs, the Committee compares Integra’s compensation programs and performance against those maintained by an approved peer group of companies. The compensation peer group, which is periodically reviewed and updated by the Committee, consists of companies that are similar in size (revenue and market capitalization), in a similar industry as Integra, and with whom Integra may compete for executive talent.

In selecting peer companies, the Committee evaluates the comparability of those companies in terms of complexity of products and manufacturing processes, number and variety of product lines, technical complexity, and global reach as well as considering where Integra competes for executive talent and the size of the organizations in terms of revenue and market capitalization. In 2018, after reviewing all of the relevant criteria with Willis Towers Watson, the Committee’s compensation consultant, the Committee removed C.R. Bard due to its acquisition by Becton Dickinson. Integra is currently at the 47th percentile for median revenue when compared to the peer group. The revised peer group consists of the following companies:

Integra’s Peer Group
ABIOMED, Inc.	Masimo Corporation
Align Technology, Inc.	NuVasive, Inc.
CONMED Corporation	ResMed, Inc.
Edwards Lifesciences Corporation	Steris Plc.
Haemonetics Corporation	Teleflex Incorporated
Hill-Rom Holdings, Inc.	The Cooper Companies, Inc.
Hologic, Inc.	Varian Medial Systems, Inc.
Integer Holdings Corporation	Wright Medical Group N.V.
Intuitive Surgical, Inc.	West Pharmaceutical Services, Inc.
Invacare Corporation

Annual Review of Compensation

We make decisions regarding NEO compensation (salary increases, bonus payments and equity grants) in connection with our annual performance review process. The 2019 annual equity grants are based on the performance of the Company in 2018, the performance of individuals over the short and long term, market considerations, each respective executive’s long-term potential, and the Committee’s desire to provide adequate incentive to motivate the executive’s continued performance.

For fiscal year 2018, we completed our review process for our NEOs in February 2019, and granted the equity awards in March 2019. Thus, pursuant to the SEC rules, the equity grants awarded to the NEOs in 2019 for 2018 performance do not appear in the Summary Compensation Table for 2018. The Company accounts for equity in accordance with FASB ASC Topic 718. We anticipate that we will adhere to a similar timetable for the annual reviews of performance and compensation for our NEOs in future years.

The following discussion sets forth the Committee’s actions for 2018 and, to the extent already taken, for certain 2019 items. See “Compensation of Executive Officers” and the tables and footnotes in that section for complete information.

Peter J. Arduini, President and Chief Executive Officer

At the beginning of 2019, the Committee conducted a formal review of Integra’s overall performance and Mr. Arduini’s 2018 performance, with a focus on key financial and other quantitative metrics as well as important qualitative objectives. This assessment of performance in 2018 and over the long term, along with a review of competitive compensation and his specific accomplishments as described below, served as the basis for decisions regarding Mr. Arduini’s compensation.

Performance Highlights Include the Following:

In 2018, under Mr. Arduini’s leadership as President and CEO, Integra executed and delivered on key strategic, operational, and talent management priorities. Mr. Arduini managed the business well, improved the overall infrastructure of the Company, focused the Company’s portfolio and resources on select markets, and defined plans for and showed early results of an accelerating growth portfolio. The Committee considered the following accomplishments in rendering its assessment:

•

We achieved reported revenue growth of 23.9% (our fifth year in a row of double digit growth) and organic revenue growth of 4.3% over the prior year. Our full year adjusted earnings per share growth was a 24.7% increase over the prior year;

•

Made significant progress integrating the Codman Neurosurgery business from Johnson & Johnson. This included exiting transition service agreements in the U.S., Canada, Australia, New Zealand and China. We also transitioned a manufacturing facility in Switzerland to our control and established a new site in Mansfield, Massachusetts that will eventually take control of manufacturing certain products from Johnson & Johnson as part of the transition;

•

Completed the expansion and realignment of our U.S. commercial channels in the Orthopedics and Tissue Technologies segment. This included adding product specialists to certain call points and splitting our selling organization from two to four dedicated channels; and

•	Positioned the Company to accelerate growth by:

•	Making investments in infrastructure outside the U.S., including China and Japan that positions the Company to leverage our broad product portfolio in 2019 and beyond;

•	Winning several preferred provider agreements, including one with Healogics, Inc, a provider of advanced wound care services; and

•	Investing in R&D which resulted in over 10 new products (and global registrations) that should be ready for commercial launch in 2019.

•	Strengthened the Company’s financial flexibility to support both organic and inorganic growth opportunities by:

•	Raising approximately $350 million through a public equity offering;

•

Amending and extending our credit facility, obtaining lower interest rates thereby reducing the cost of our borrowings and extending the maturity of our facility to May 2023. Executed financial instruments to lock-in interest rates on a substantial amount of our existing debt;

•	Generating nearly $200 million in operating cash flow during the year; and

•	Using proceeds from the equity offering and cash flow from operations to reduce our total outstanding debt from approximately $1.86 billion to $1.37 billion.

The Committee also considered his leadership and key talent hires made during 2018, as well as his key achievements relating to strategy, employee development, and process improvement.

Based on all of the above achievements, which enabled the Company to exceed its financial targets and position the Company for growth, the Committee approved compensation actions for Mr. Arduini as follows:

Base Salary

•	2018: An increase in base salary of $48,338 or 5.3% to $960,000 effective April 1, 2018 (Integra’s global salary increase effective date) as a result of Mr. Arduini’s accomplishments in 2017.

•

2019: An increase in base salary of $20,000 or 2% to $980,000 effective April 1, 2019 (Integra’s global salary increase effective date) as a result of Mr. Arduini’s accomplishments in 2018 as discussed above.

Annual Cash Incentive

•	Mr. Arduini’s employment agreement provides for a target bonus opportunity of 120% of base salary in 2018.

•	For 2018, the Committee determined to award Mr. Arduini a cash bonus of $1,232,640, approximately 107% of target, paid in March 2019 for 2018 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

The Company’s philosophy is to tie a significant portion of annual equity awards to performance. The Committee and management consider non-qualified stock options and PSUs as performance-based equity and the Committee granted Mr. Arduini 80% of his annual equity award in performance-based equity (50% PSUs and 30% non-qualified stock options).

•

2018 Annual Grant: Based on Mr. Arduini’s short-and long-term performance taking 2017 into account, retention, and market considerations, the Committee approved a grant of $5,450,000, which was granted in March 2018, allocated as follows: (i) 20% in the form of restricted stock units with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options; and (iii) 50% in the form of PSUs with annual vesting over a three-year performance period based on achieving revenue growth goals. The value of the March 2018 equity grant and resulting total direct compensation falls between the median and the 75th percentile of the peer group and emphasizes the importance of aligning CEO compensation with stockholder interests and rewards Mr. Arduini for significant accomplishments the Company made under his leadership.

•

2019 Annual Grant: Based on Mr. Arduini’s short and long-term performance taking 2018 into account, retention, and market considerations, the Committee approved a grant of $5,700,000, which was granted in March 2019, allocated as follows: (i) 20% in the form of restricted stock units with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options; and (iii) 50% in the form of PSUs with annual vesting over three years based on the achievement of annual organic revenue growth goals. The value of the March 2019 equity grant and resulting total direct compensation falls between the median and the 75th percentile of the peer group and emphasizes the importance of aligning CEO compensation with stockholder interests and rewards Mr. Arduini for significant continued accomplishments the Company made under his leadership.

•

The underlying shares for the restricted stock unit grants in 2018 and 2019 will be deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service.

•

Vesting of the following PSU grants occurred in 2018 and 2019 as the Company achieved the pre-established revenue growth goals for the 2017 and 2018 performance periods (2015, 2016 and 2017 grants) and achieved the pre-established annual organic revenue growth goal for the 2018 performance period (2018 grant):

PSUs VESTING IN 2018 for 2017 Performance Year

•	March 2015 PSU grant — third performance period vested at target;

•	March 2016 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2017 PSU grant — first performance period vested at 150% of the target number of shares.

PSUs VESTING IN 2019 for 2018 Performance Year

•	March 2016 PSU grant — third performance period vested at 150% of the target number of shares;

•	March 2017 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2018 PSU grant — first performance period vested at 89.5% of the target number of shares.

Mr. Arduini’s Compensation for 2018

The Company’s overall approach to Mr. Arduini’s compensation is consistent with the Company’s compensation philosophy in rewarding his strong leadership and individual performance, which is highlighted by his accomplishments as stated above, while, at the same time, providing Mr. Arduini with significant equity incentives so as to further ensure his alignment with the interests of the stockholders (a significant portion of Mr. Arduini’s compensation has a deferral feature pursuant to which Mr. Arduini will not receive the applicable shares of Integra stock until thirty days after the six-month period following his departure from the Company). The Committee determined that the Company exceeded its financial targets and was positioned for future growth under Mr. Arduini’s leadership in 2018. Accordingly, in 2018, the Company awarded Mr. Arduini a market competitive compensation package, substantially in the form of performance-based equity (80% of his annual equity award).

Mr. Arduini’s reported total compensation increased from approximately $7.1 million in 2017 to approximately $7.6 million for his performance in 2018, as illustrated in the table below. This increase in total compensation primarily resulted from the Committee’s wanting to ensure that Mr. Arduini’s opportunity for total compensation remained competitive with the market and to recognize his performance and the Company’s performance in 2018. As a result, the Committee awarded him a $5.7 million equity grant, which was granted in March 2019 and apportioned among the various types of equity described above. Also, the Committee approved a cash bonus award of $1.233 million, which consisted of a cash bonus award at 107% of Mr. Arduini’s target bonus paid in March 2019, in alignment with the Company’s achievement of its performance metrics. In addition, the Committee approved a 2% base salary increase for 2019. For 2017, 2018 and 2019, a majority of his compensation is at risk and dependent upon future performance (80% of his 2017, 2018 and 2019 equity grants are performance-based). The following chart outlines the breakdown of Mr. Arduini’s compensation for 2017 and 2018 as well as his compensation received in March 2019 for his 2018 performance.

Glenn G. Coleman, Chief Financial Officer and Corporate Vice President — International

Mr. Coleman is Chief Financial Officer and Corporate Vice President — International. In assessing his performance, the Committee considered Mr. Coleman’s performance against his objectives and his overall contributions to the Company’s success in 2018. Highlights of his contributions include the following: 1) the achievement of key financial metrics for the Company in 2018, specifically revenue, earnings per share, and operating cash flow; 2) continued leadership in guiding the Company through the ongoing integration of Codman Neurosurgery; 3) leadership of International business including strategic contracts and establishment of new sales channels; and 4) strengthened the Company’s financial flexibility raising approximately $350 million through a public equity offering. Based on his contributions in these areas the Committee approved the following compensation actions:

Base Salary

•	2018: An increase in base salary of $21,600 or 4% to $561,600 effective April 1, 2018 (Integra’s global salary increase effective date) to reflect Mr. Coleman’s performance in 2017.

•	2019: An increase in base salary of $16,848 or 3% to $578,448 effective April 1, 2019 (Integra’s global salary increase effective date) to reflect Mr. Coleman’s performance in 2018.

Annual Cash Incentive

•	For 2018, the Committee awarded Mr. Coleman a cash bonus of $480,730, approximately 107% of target, paid in March 2019 for 2018 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

2018 Annual Grant: Based on Mr. Coleman’s 2017 performance and market considerations, the Committee approved a grant of $1,242,000, which was granted in March 2018, and allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over three years; and (iii) approximately 50% in the form of PSUs with annual vesting over a three-year performance period based on the achievement of annual organic revenue growth goals.

•

2019 Annual Grant: Based on Mr. Coleman’s 2018 performance and market considerations, the Committee approved a grant of $1,291,680, which was granted in March 2019, allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over three years; and (iii) approximately 50% in the form of PSUs with annual vesting over three years based on the achievement of annual organic revenue growth goals.

•

Vesting of the following PSU grants occurred in 2018 and 2019 as the Company achieved the pre-established revenue growth goals for the 2017 and 2018 performance periods (2015, 2016 and 2017 grants) and achieved the pre-established annual organic revenue growth goal for the 2018 performance period (2018 grant):

PSU VESTING IN 2018 for 2017 Performance Year

•	March 2015 PSU grant — third performance period vested at target;

•	March 2016 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2017 PSU grant — first performance period vested at 150% of the target number of shares.

PSU VESTING IN 2019 for 2018 Performance Year

•	March 2016 PSU grant — third performance period vested at 150% of the target number of shares;

•	March 2017 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2018 PSU grant — first performance period vested at 89.5% of the target number of shares.

Other: Mr. Coleman does not have an employment agreement with the Company.

Richard D. Gorelick, Senior Advisor until his retirement on January 2, 2019 (former Corporate Vice President, General Counsel, Administration and Secretary until November 2018)

Mr. Gorelick served as the Corporate Vice President General Counsel, Administration and Secretary and managed the Law Department until November 2018. From November 2018 until his retirement in January 2019, he acted as Senior Advisor to the Chief Executive Officer. The Committee approved the following compensation actions:

Base Salary:

•	2018: An increase in base salary of $11,916 or 3% to $409,104 effective April 1, 2018 (Integra’s global salary increase effective date) to reflect Mr. Gorelick’s performance in 2017.

Long-Term Equity Incentive

•

2018 Annual Grant: Based on Mr. Gorelick’s 2017 performance and market considerations, the Committee approved a grant of $350,000, which was granted in March 2018, and allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over four years; and (iii) approximately 50% in the form of PSUs, with annual vesting over a three-year performance period based on the achievement of annual organic revenue growth goals. Mr. Gorelick’s 2018 grant was forfeited upon his retirement on January 2, 2019.

Other Compensation

•	A payment for $1,995,000 was issued to Mr. Gorelick for his timely execution and non-revocation of an agreement and general release in connection with his retirement on January 2, 2019.

Robert T. Davis, Jr., Corporate Vice President and President — Orthopedics and Tissue Technologies

Mr. Davis is Corporate Vice President and President — Orthopedic and Tissue Technologies. In assessing his performance, the Committee considered Mr. Davis’s performance against his objectives in 2018. His contributions included the following: 1) successfully launching channel expansion strategy resulting in four vertical channels and incremental sales headcount to support the growth of the division; 2) strong results in wound reconstruction; and 3) year-over-year growth in the advanced wound care business globally. Based on his contributions in these areas the Committee approved the following compensation actions:

Base Salary

•	2018: An increase in base salary of $17,800 or 4% to $462,800, effective April 1, 2018 (Integra’s global salary increase effective date) to reflect Mr. Davis’ performance in 2017.

•	2019: An increase in base salary of $13,884 or 3% to $476,684, effective April 1, 2019 (Integra’s global salary increase effective date) to reflect Mr. Davis’ performance in 2018.

Annual Cash Incentive

•	For 2018, the Committee awarded Mr. Davis a cash bonus of $272,000, 98% of target, paid in March 2019 for 2018 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

2018 Annual Grant: Based on Mr. Davis’ 2017 performance and market considerations, the Committee approved a grant of $625,000, which was granted in March 2018, and allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over four years; and (iii) approximately 50% in the form of PSUs, with annual vesting over a three-year performance period based on the achievement of annual organic revenue growth goals.

•

2019 Annual Grant: Based on Mr. Davis’ 2018 performance and market considerations, the Committee approved a grant of $647,920, which was granted in March 2019, and allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years;

(ii) approximately 30% in the form of non-qualified stock options with annual vesting over four years; and (iii) approximately 50% in the form of PSUs with annual vesting over three years based on the achievement of annual organic revenue growth goals.

•

Vesting of the following PSU grants occurred in 2018 and 2019 as the Company achieved the pre-established revenue growth goals for the 2017 and 2018 performance periods (2015, 2016 and 2017 grants) and achieved the pre-established annual organic revenue growth goal for the 2018 performance period (2018 grant):

PSU VESTING IN 2018 for 2017 Performance Year

•	March 2015 PSU grant — third performance period vested at target;

•	March 2016 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2017 PSU grant — first performance period vested at 150% of the target number of shares.

PSU VESTING IN 2019 for 2018 Performance Year

•	March 2016 PSU grant — third performance period vested at 150% of the target number of shares;

•	March 2017 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2018 PSU grant — first performance period vested at 89.5% of the target number of shares.

Daniel L. Reuvers, Corporate Vice President and President — Codman Surgical Solutions

Mr. Reuvers is Corporate Vice President and President — Codman Specialty Surgical. In assessing his performance, the Committee considered Mr. Reuvers’ performance against his objectives and his overall achievement of critical milestones, business metrics and the following significant contributions: 1) successful integration of the Codman Neurosurgery commercial team with minimal disruption and strong performance against operating plan; 2) focused on new product introduction launches position the Company for nine key launches in 2019; and 3) exceeded the operating plan for Codman Specialty Surgical. Based on his contributions in these areas the Committee approved the following compensation actions:

Base Salary

•	2018: An increase in base salary of $24,320 or 6.07% to $425,000 effective April 1, 2018 (Integra’s global salary increase effective date) to reflect Mr. Reuvers’ performance in 2017.

•	2019: An increase in base salary of $27,000 or 6.35% to $452,000 effective April 1, 2019 (Integra’s global salary increase effective date) to reflect Mr. Reuvers’ performance in 2018.

Annual Cash Incentive

•	For 2018, the Committee awarded Mr. Reuvers a cash bonus of $326,000, 128% of target, paid in March 2019 for 2018 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

2018 Annual Grant: Based on Mr. Reuvers’ 2017 performance and market considerations, the Committee approved a grant of $560,000, which was granted in March 2018, and allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over four years; and (iii) approximately 50% in the form of PSUs, with annual vesting over a three-year performance period based on the achievement of annual organic revenue growth goals.

Based on the achievement of performance objectives, strong year over year performance exceeding operating plans for his division, and his continued leadership of the Codman Neurosurgery integration, Mr. Reuvers was awarded a one-time restricted stock award in the amount of $500,000 on December 11, 2018 with cliff vesting on December 11, 2020.

•

2019 Annual Grant: Based on Mr. Reuvers’ 2018 performance and market considerations, the Committee approved a grant of $595,000, which was granted in March 2019, and allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over four years; and (iii) approximately 50% in the form of PSUs with annual vesting over three years based on the achievement of annual organic revenue growth goals.

•

Vesting of the following PSU grants occurred in 2018 and 2019 as the Company achieved the pre-established revenue growth goals for the 2017 and 2018 performance periods (2016 and 2017 grants) and achieved the pre-established annual organic revenue growth goal for the 2018 performance period (2018 grant):

PSU VESTING IN 2018 for 2017 Performance Year

•	March 2016 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2017 PSU grant — first performance period vested at 150% of the target number of shares.

PSU VESTING IN 2019 for 2018 Performance Year

•	March 2016 PSU grant — third performance period vested at 150% of the target number of shares;

•	March 2017 PSU grant — second performance period vested at 150% of the target number of shares; and

•	March 2018 PSU grant — first performance period vested at 89.5% of the target number of shares.

Eric I. Schwartz, Corporate Vice President, General Counsel and Secretary (effective November 2018)

As described above, Mr. Gorelick transitioned out of his role as Corporate Vice President, General Counsel, Administration and Secretary in November 2018 and assumed the position of Senior Advisor until his retirement in January 2019. In November 2018, the Board of Directors approved the appointment of Eric I. Schwartz to serve as Corporate Vice President, General Counsel and Secretary.

Mr. Schwartz commenced his employment as Corporate Vice President, General Counsel and Secretary with the Company in November 2018. Mr. Schwartz is entitled to compensation and benefits consistent with the Company’s compensation policies. In addition, Mr. Schwartz was awarded cash and equity compensation, as detailed below, intended to replace compensation he was required to forfeit from his prior employer. As such, the compensation amount reported for Mr. Schwartz’s first year of service with the Company is not indicative of the compensation that will be paid to him in future years. Based on his hiring date in November 2018, Mr. Schwartz did not qualify for a base salary increase or annual cash incentive for performance year 2018.

The key provisions of Mr. Schwartz’s compensation include the following:

Base Salary and Other Compensation:

•	Mr. Schwartz’s annual base salary was set by the Committee in November 2018 at $425,000 for the 2018 and the 2019 performance year.

•

In consideration for Mr. Schwartz’s forfeiture of his potential cash bonus payment from his prior employer for 2018 performance, the Committee awarded Mr. Schwartz a one-time payment of $180,000 that was paid in November 2018.

Long-Term Equity Incentive

•

In consideration for Mr. Schwartz’s forfeiture of his unvested equity from his prior employer, the Committee approved a one-time restricted stock award in the amount of $1,900,000, granted in two installments of $900,000 on December 3, 2018 and $1,000,000 on March 3, 2019, each of which will vest in three equal installments on the anniversary dates of the grant.

•

2019 Annual Grant: Consistent with the Company’s compensation policies for NEOs and market considerations, the Committee approved a grant of $552,500, which was granted in March 2019, allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over three years; and (iii) approximately 50% in the form of PSUs with annual vesting over three years based on the achievement of annual organic revenue growth goals.

Oversight and Authority over Executive Compensation

Role of the Compensation Committee and its Adviser

The Committee oversees and provides strategic direction to management regarding Integra’s compensation for NEOs. It determines the compensation of the CEO, and reviews and approves the compensation of the remaining NEOs.

Each Committee member is an independent non-employee director with experience in executive compensation matters.

The Committee retains Willis Towers Watson PLC as a consultant on executive compensation matters. Willis Towers Watson provides market analyses and recommendations that inform the Committee’s decisions, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the Committee related to executive compensation, and works with the Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), the Committee has reviewed the SEC’s independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee. In 2018, Willis Towers Watson provided Corporate Risk and Brokering services and additional Rewards consulting services to the Company with total fees of $303,096.

Willis Towers Watson periodically meets with the Committee chair and the Committee in executive session outside the presence of management.

The Committee met seven times in 2018; the Committee also meets periodically in executive sessions. The Committee’s independent advisers participated in several of the Committee’s meetings and, when requested by the Committee chair, in the preparatory meetings.

Role of Chief Executive Officer and Management in Executive Compensation

Our CEO provides significant input on the compensation for his direct reports and other NEOs — beginning with an annual review of performance — including merit increases, cash incentive payments, and long-term equity incentive awards. In addition, he attends meetings of the Committee, except when the Committee meets in executive session without the CEO present, to discuss the CEO’s performance and compensation. As discussed under “Annual Review of Compensation,” the Committee approves the compensation of the NEOs, taking into consideration the recommendations of our CEO.

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The Chief Human Resources Officer and members of Integra’s human resources organization, together with members of the finance and legal organizations, work with the CEO to assist the Committee in designing and developing compensation programs, to recommend changes to existing plans and programs applicable to NEOs and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Committee in making its decisions, to recommend compensation actions for NEOs other than the CEO and, ultimately, to implement the decisions of the Committee.

Tax and Accounting Matters

Tax

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), covered employees generally consisted of our CEO and each of the next three highest compensated officers serving at the end of the taxable year other than our CFO, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the TCJA, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Although we maintain compensation plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the TCJA’s limited transition relief rules, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

The Committee also endeavors to structure NEO compensation in a manner that is either compliant with, or exempt from, the application of Section 409A of the Internal Revenue Code, the provisions of which may impose additional taxes to employees.

Accounting

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including non-qualified stock options, restricted stock, restricted stock units, PSUs and other forms of equity compensation). The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Although the Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation and retention of executive talent rather than the Internal Revenue Code or accounting requirements.

Post-Employment Arrangements

In December 2018, we adopted a change in control severance program (the “Program”) under which Messrs. Coleman, Davis, Reuvers and Schwartz are participants. The Program is effective as of February 1, 2019, and replaces the individual change-in-control severance agreements that expired January 31, 2019. The Program provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within two years following a “change in control” of the Company (each, as defined in the Program), which was the same under the expired change-in-control severance agreement. The new Program does not provide for any excise tax gross-ups and has double-trigger cash payments. The Program will expire in December 2019.

Details of the severance provisions are described in “Potential Payments Upon Termination of Change in Control.” See “Employment Agreements and Severance Agreement Matters” for additional information.

Employment Agreement and Severance Agreement Matters

Peter J. Arduini

The Company initially determined to enter into an employment agreement with Mr. Arduini in order to recruit him from a highly compensated, senior position at Baxter International, a global medical device company with almost $14 billion in annual revenues in 2011, to induce him to relocate his family, to provide some security commensurate with the risks undertaken in such a considerable career and geographic move, and to provide him with appropriate incentives to help the Company grow. The Company amended that agreement upon Mr. Arduini’s promotion to President and Chief Executive Officer to provide him with an appropriate blend of incentives and severance payments to reflect his greater responsibilities and address the risks undertaken with such a position. The Company then amended and restated Mr. Arduini’s employment agreement, as it was set to expire December 31, 2014, and then most recently again in October 2017, as it was set to expire December 31, 2017, for retention purposes, as well as the desire to motivate Mr. Arduini to improve the Company’s performance and continue to position Integra for future growth. The terms of the amended and restated employment agreement are described below.

On October 24, 2017, the Company entered into the Third Amended and Restated Employment Agreement with Mr. Arduini (the “Arduini Agreement”). The Arduini Agreement is effective January 1, 2018, and amends and restates the Second Amended and Restated Employment Agreement between the Company and Mr. Arduini, dated June 16, 2014, that was scheduled to expire on December 31, 2017.

Unless earlier terminated, the term of the Arduini Agreement will terminate on December 31, 2020. If a change in control of the Company were to occur prior to the expiration of the term, the employment period will instead continue through the later of December 31, 2020, or the second anniversary of the consummation of the change in control.

Under the Arduini Agreement, Mr. Arduini is entitled to receive an annual base salary of $911,662, and he remains eligible for an annual bonus opportunity targeted at 120% of his annual base salary. Mr. Arduini’s bonus opportunity will range from 50% of his target annual bonus opportunity (if threshold performance goals are achieved) to a maximum of 200% of his target annual bonus opportunity.

Mr. Arduini’s base salary is subject to annual review and may be increased at the discretion of the Company.

The Arduini Agreement provides that Mr. Arduini is eligible to receive a discretionary annual equity award, with the amount, form and mix of such award to be determined by the Committee in its discretion after giving consideration to annual equity-based awards granted to chief executive officers in the Company’s peer group. Any annual equity awards will be granted pursuant to award agreements on forms substantially similar to the applicable form attached to the Arduini Agreement, which include provisions for accelerated time-vesting in connection with Mr. Arduini’s retirement. The Arduini Agreement also provides that each current and future equity award held by Mr. Arduini that provides for double trigger accelerated vesting will provide for accelerated vesting upon a qualifying termination that occurs on or within 24 months following a change in control. In addition, Mr. Arduini’s non-qualified stock options will remain exercisable for up to two years following a qualifying termination or such longer period of time provided in the applicable option agreement.

The Arduini Agreement contains non-compete and non-solicitation covenants that extend for 18 months following a termination of Mr. Arduini’s employment (or 12 months in the event of a termination due to the expiration of the employment term). Further, the Company will reimburse Mr. Arduini for up to $15,000 in legal fees and expenses incurred in connection with the drafting, review and negotiation of the Arduini Agreement.

Under the Arduini Agreement, if Mr. Arduini’s employment is terminated outside the context of a change in control by the Company other than for “cause,” death or “disability,” or by Mr. Arduini for “good reason” (each, as defined in the Arduini Agreement), then, in addition to accrued amounts, Mr. Arduini will be entitled to the following payments and benefits:

•	A lump-sum payment equal to 2.99 times Mr. Arduini’s annual base salary;

•	Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents for up to eighteen months after his termination date; and

•	Company-paid life and disability insurance premiums for Mr. Arduini for up to eighteen months after his termination date.

If Mr. Arduini’s employment is terminated by the Company within twenty-four months following a change in control by the Company other than for cause, death or disability, or by Mr. Arduini for good reason, then Mr. Arduini will be entitled to receive the same payments and benefits as in the non-change in control context, except: (i) the lump-sum cash payment will instead equal 2.99 times the sum of Mr. Arduini’s annual base salary and target bonus and (ii) Mr. Arduini will receive a pro-rata portion of his annual bonus for the year of termination, determined based on actual performance.

If Mr. Arduini’s employment is terminated due to his death, then his estate will receive (i) a lump sum cash payment equal to Mr. Arduini’s annual base salary, and (ii) Company-subsidized healthcare continuation coverage for up to twelve months after his termination date.

Mr. Arduini’s right to receive the severance payments pursuant to the Arduini Agreement (other than upon his death) is contingent on Mr. Arduini’s executing a general release of claims against the Company (provided that the Company also executes a general release of claims against Mr. Arduini). In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Arduini than receiving the full amount of such payments.

Change-in-Control Severance Agreements for Other Executive Officers

In February 2018, the Company entered into Change-in-Control Severance Agreements with Messrs. Coleman, Gorelick, Davis, and Reuvers in order to keep such executives engaged both before and during any possible impending deals or transactions, as well as the need for continuity in management after any potential change in control. Each Change-in-Control Severance Agreement provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within two years following a “change in control” of the Company and so long as such change in control occurred by January 31, 2019 (each, as defined in the Change-in-Control Severance Agreements). In the event of a qualifying termination, the Change-in-Control Severance Agreements provide for

•	a lump sum payment equal to 1.5 times (or 2.0 times in the case of Mr. Coleman) the sum of the executive’s annual base salary and target cash bonus;

•	a lump sum payment equal to a pro rata portion of the executive’s target cash bonus for the partial fiscal year in which the termination occurs;

•	Company-subsidized COBRA premium payments for up to eighteen months following the termination date; and

•	Company-paid outplacement services for up to twelve months following the termination date.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company.

The Change-in-Control Severance Agreements clarified that to the extent the executive has not yet received his short-term annual cash bonus for his prior year’s performance with the Company, the executive shall still receive such short-term annual cash bonus for prior year performance at the time non-terminated employees receive such short-term annual cash bonus if such payment is due.

In addition, under the Change-in-Control Severance Agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of (i) the net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax, and (ii) the net amount of the change in control payments and benefits without such reduction.

The term of each Change-in-Control Severance Agreement expired on January 31, 2019. However, upon the occurrence of a change in control, the term would have automatically been extended until the two-year anniversary of the date on which the change in control occurred. In addition, if the executive incurred a qualifying termination during the term of the Change-in-Control Severance Agreement, the term would automatically have been further extended until each party’s rights and obligations were fully satisfied.

Messrs. Coleman, Davis, Reuvers, and Schwartz became participants in the Program upon the expiration of the Change-in-Control Severance Agreements on January 31, 2019. The terms of the Program are substantially similar as the prior Change in Control Severance Agreements that expired in January 2019. To clarify, under the new Program, a “qualifying termination” may occur on or within two years following a “change in control” of the Company and so long as such change in control occurs by December 31, 2019.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated into our 2018 Annual Report on Form 10-K.

The Compensation Committee of the Board of Directors

DONALD E. MOREL, JR (CHAIR) RHONDA GERMANY BALLINTYN KEITH BRADLEY BARBARA B. HILL

COMPENSATION OF EXECUTIVE OFFICERS *

Summary Compensation Table

The following table sets forth information regarding compensation paid to our President and Chief Executive Officer, our Corporate Vice President and Chief Financial Officer, each of our three other most highly compensated executive officers based on total compensation earned during 2018 and our former General Counsel, who would have been one of our three other most highly compensated executive officers had he been serving as an executive officer at the end of 2018.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation (3)(4)(5) ($) (i)	Total ($) (j)

Peter J. Arduini	2018	947,916	—	3,815,037	1,635,003	1,232,640	—	17,216	7,647,812
President and Chief	2017	905,024	—	3,325,053	1,425,003	1,463,422	—	16,066	7,134,568
Executive Officer and Director	2016	878,763	—	3,150,122	1,555,524	1,400,000	—	9,575	6,993,984

Glenn G. Coleman	2018	556,200	—	869,428	372,612	480,730	—	15,700	2,294,670
Corporate Vice President and	2017	536,250	—	805,022	345,000	590,000	—	10,950	2,287,222
Chief Financial Officer	2016	481,600	—	490,078	591,986	400,000	—	9,950	1,973,614

Robert T. Davis, Jr	2018	458,350	—	437,582	187,504	272,000	—	13,980	1,369,416
Corporate Vice President,	2017	441,250	—	437,543	187,501	360,000	—	8,000	1,434,294
President, Orthopedics and Tissue Technologies	2016	400,465	—	336,082	415,946	300,000	—	10,945	1,463,438

Daniel L. Reuvers	2018	418,920	—	892,085	168,011	326,000	—	13,363	1,818,379
Corporate Vice President,	2017	407,258	—	262,560	112,514	375,000	—	117,726	1,275,058
President, Codman Surgical Solutions	2016	328,177		133,794	216,029	205,000		19,950	902,950

Richard D. Gorelick	2018	406,125	—	245,050	105,001	—	—	2,010,665	2,766,841
Former Corporate Vice President,	2017	394,688	—	220,540	94,513	315,000	—	11,645	1,036,386
General Counsel, Administration and Secretary	2016	384,727	—	184,887	91,273	206,000	—	9,950	876,837

Eric I. Schwartz	2018	57,212	—	900,008	—	—	—	180,000	1,137,220
Corporate Vice President, General Counsel and Secretary

(1)

This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant dates in 2018, 2017, and 2016. For a discussion on the assumptions used to estimate the fair value of the stock options, please see Note 9, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Based on the achievement of performance objectives, strong year over year performance exceeding operating plans for his division, and his continued leadership of the Codman Neurosurgery integration, Mr. Reuvers was awarded a one-time restricted stock award in the amount of $500,000. Mr. Schwartz was awarded a grant of $900,000 in restricted stock in 2018 in consideration for the forfeiture of his unvested equity from his prior employer, which vests in three equal installments on the anniversary dates of the grant. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for Mr. Schwartz.

(2)

The amounts in column (g) reflect cash awards for 2018, 2017 and 2016 earned pursuant to the terms of the Performance Incentive Compensation Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(3)

With the exception of Messrs. Gorelick and Schwartz, the amounts reported in the All Other Compensation column for each NEO represents legal fees, relocation expenses, 401(k) employer matching contributions, executive physicals and, with respect to Mr. Arduini only, spousal travel.

(4)	A payment of $1,995,000 was issued for his timely execution and non-revocation of an agreement and general release in connection with Mr. Gorelick’s retirement on January 2, 2019.

(5)	As a result of forfeiting his potential cash bonus from his prior employer for 2018 performance, Mr. Schwartz received a one-time cash payment of $180,000.

BREAKDOWN OF ALL OTHER COMPENSATION

	Year	Legal Fees ($)	Relocation Expenses ($)	401(k) Employer Matching Contribution ($)	Executive Physical ($)	Other Compensation ($)	Spousal Travel ($)	Total ($)

Peter J. Arduini	2018			8,250	4,365		4,601	17,216

	2017	3,616	—	8,000	4,450			16,066

	2016	—	—	6,625	2,950			9,575

Glenn G. Coleman	2018	—	—	11,000	4,700			15,700

	2017	—	—	8,000	2,950			10,950

	2016	—	—	7,000	2,950			9,950

Robert T. Davis, Jr	2018	—	—	11,000	2,980			13,980
	2017	—	—	8,000	—			8,000

	2016	—	—	7,000	3,945			10,945

Daniel L. Reuvers	2018		—	9,418	3,945			13,363

	2017	—	105,276	8,000	4,450			117,726

	2016		10,000	7,000	2,250			19,950

Richard D. Gorelick	2018	—	—	11,000	4,665	1,995,000		2,010,665

	2017	—	—	8,000	3,645			11,645

	2016	—	—	7,000	2,950			9,950

Eric I. Schwartz	2018	—	—	—	—	180,000		180,000

Grants of Plan-Based Awards

The following table presents information on annual incentive opportunities and equity awards granted under the Company’s 2003 Equity Incentive Plan.

Name (a)	Award Type	Grant Date (b)	Date of Board or Comp. Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
				Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)

Peter J. Arduini	PSU	3/13/2018	2/15/2018				24,231	48,462	(5)	72,693				2,725,018

	RSU	3/13/2018	2/15/2018								19,385			1,090,019

	Stock Option	3/13/2018	2/15/2018									75,069	56.23	1,635,003

	Cash Bonus	1/1/2018	2/15/2018	576,000	1,152,000	2,304,000

Glenn G. Coleman	PSU	3/13/2018	2/15/2018				5,522	11,044	(5)	16,566				621,004

	RSA	3/13/2018	2/15/2018								4,418			248,424

	Stock Option	3/13/2018	2/15/2018									17,108	56.23	372,612

	Cash Bonus	1/1/2018	2/15/2018	89,856	449,280	898,560

Robert T. Davis, Jr.	PSU	3/13/2018	2/15/2018				2,779	5,558	(5)	8,337				312,526

	RSA	3/13/2018	2/15/2018								2,224			125,056

	Stock Option	3/13/2018	2/15/2018									8,609	56.23	187,504

	Cash Bonus	1/1/2018	2/15/2018	55,536	277,680	555,360

Daniel L. Reuvers	PSU	3/13/2018	2/15/2018				2,490	4,980	(5)	7,470				280,025

	RSA	3/13/2018	2/15/2018								1,992			112,010

	Stock Option	3/13/2018	2/15/2018									7,714	56.23	168,011

	RSA	12/11/2018	12/11/2018								10,007			500,050

	Cash Bonus	1/1/2018	2/15/2018	51,000	255,000	510,000

Richard D. Gorelick	PSU	3/13/2018	2/15/2018				1,557	3,113	(5)	4,670				175,044

	RSA	3/13/2018	2/15/2018								1,245			70,006

	Stock Option	3/13/2018	2/15/2018									4,821	56.23	105,001

	Cash Bonus	1/1/2018	2/15/2018	40,910	204,552	409,104

Eric I. Schwartz	RSA	12/03/2018	9/25/2018								16,735			900,008

(1)

The amounts reported in columns (c) through (e) represent potential cash payments pursuant to the Company’s Performance Incentive Compensation Plan. The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentage established by the Compensation Committee and, for Mr. Arduini, as provided in the applicable employment agreement. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(2)

The amount shown in this column represents shares of performance stock granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of these performance stock award.

(3)

The amounts shown in this column represent shares of restricted stock or contract stock/restricted stock units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of these restricted stock and contract stock/restricted unit awards. Based on the achievement of performance objectives, strong year over year performance exceeding operating plans for his division, and his continued leadership of the Codman Neurosurgery integration, Mr. Reuvers was awarded a one-time restricted stock award in the amount of $500,000 on December 11, 2018. In consideration for the forfeiture of his unvested equity at his prior employer, Mr. Schwartz received $900,000 of restricted stock on December 3, 2018 with annual vesting over three years (standard vesting for our restricted stock awards).

(4)

This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock, contract stock/restricted stock units, performance stock and stock options granted to each NEO in 2018.

For restricted stock and contract stock/restricted stock units, fair value is calculated using the closing price of the Company’s common stock on the specific grant date. For stock options, fair value is based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of the assumptions used to estimate fair value, please see Note 9, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)

This grant of performance stock was made to the executive for his 2018 performance. Each NEO is eligible to vest in and receive a number of shares of the Company’s common stock ranging from 0% to 150% of the target number of shares of performance stock granted based on the Company’s achievement of goals relating to the growth in the Company’s annual organic revenue, excluding divestitures and discontinued products, over the prior year’s organic revenue amount, during each fiscal year of the performance period running from January 1, 2018 through December 31, 2020. See “— Compensation Discussion and Analysis — Long-Term Equity Incentive Plan” for a description.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to outstanding equity awards as of December 31, 2018.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Peter J. Arduini	311,588	—	13.89	3/1/2020	—	—	—	—

	54,276	—	13.89	3/1/2020

	67,786	—	15.79	5/22/2021

	118,434	—	20.88	3/6/2022

	138,228	—	26.865	3/23/2023

	118,479	10,771	32.59	3/14/2024

	49,041	35,030	43.68	3/13/2025

	—	75,069	56.23	3/13/2026	43,092	1,943,449

							108,370	4,887,487

Glenn G. Coleman	50,658	—	19.41	5/2/2022

	16,416	—	26.865	3/23/2023

	22,906	—	31.69	11/16/2023

	13,268	6,838	32.585	3/14/2024

	—	24,374	38.43	12/1/2024

	6,716	13,638	43.68	3/13/2025

	—	17,108	56.23	3/13/2026	9,409	424,346

							23,518	1,060,662

Robert T. Davis, Jr.	4,698	1,566	26.87	3/23/2023

	6,894	6,894	32.585	3/14/2024

	—	17,410	38.43	12/1/2024

	2,765	8,297	43.68	3/13/2025

	—	8,609	56.23	3/13/2026	5,146	232,085

							12,858	579,896

Daniel. L. Reuvers	1,814	606	26.87	3/23/2023

	2,742	2,744	32.585	3/14/2024

	—	10,446	38.43	12/1/2024

	1,659	4,979	43.680	3/13/2025

	—	7,714	56.23	3/13/2026	13,551	611,150

							8,855	399,361

Richard D. Gorelick	—	727	26.87	3/23/2023

	18,324	—	31.685	11/16/2023

	896	3,792	32.59	3/14/2024

	1,394	4,182	43.68	3/13/2025

	0	4,821	56.23	3/13/2026	2,764	124,656

							6,908	311,551

Eric I. Schwartz	—	—	—	—	16,735	754,749	—	—

(1)	Vesting information for each outstanding non-qualified stock option award as of December 31, 2018 for the Named Executive Officers is described in the table below.

Vesting Date	Exercise Price	Peter J. Arduini	Glenn G. Coleman	Robert T. Davis Jr.	Daniel L. Reuvers	Richard D. Gorelick

	Number of Shares Underlying Non-Qualified Stock Option Awards

2019		(a)

3/13/2019	43.68		6,717	2,765	1,659	1,394

3/13/2019	56.23		5,645	2,152	1,928	1,205

3/14/2019	32.59		6,838	3,447	1,372	1,896

3/23/2019	26.87	—	—	1,566	606	727

12/1/2019	38.43	—	24,374	17,410	10,446	—

2020		(b)

3/13/2020	43.68		6,921	2,766	1,660	1,394

3/13/2020	56.23		5,646	2,152	1,928	1,205

3/14/2020	32.59	—	—	3,447	1,372	1,896

2021		(c)

3/13/2021	43.68	—	—	2,766	1,660	1,394

3/13/2021	56.23	—	5,817	2,152	1,929	1,205

2022

3/13/2022	56.23	—	—	2,153	1,929	1,206

(a)

Mr. Arduini’s non-qualified stock options vest as follows: one third of the shares vest on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. 10,771 of the unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 14, 2016 non-qualified stock option grant will vest monthly over the first three months of 2019. 28,024 of the unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2017 non-qualified stock option grant will vest monthly throughout 2019. In addition, 25,023 of the 75,069 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2018 grant will vest on March 13, 2019, the first anniversary of such grant. Thereafter, 18,767 non-qualified stock options pursuant to Mr. Arduini’s March 13, 2018 grant will vest monthly for the remaining nine months of 2019.

(b)

Mr. Arduini’s non-qualified stock options vest as follows: one third of the shares vest on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. 7,006 of the unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2017 non-qualified stock option grant will vest monthly over the first three months of 2020. 25,023 of the 75,069 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2018 non-qualified stock option grant will vest monthly throughout 2020.

(c)

Mr. Arduini’s non-qualified stock options vest as follows: one third of the shares vest on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. 6,256 of the unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2018 non-qualified stock option grant will vest monthly over the first three months of 2021.

(2)

The amounts in columns (g) and (h) reflect the number and market values of the outstanding restricted stock units and restricted stock awards as of December 31, 2018 for the Named Executive Officers. Scheduled vesting of such restricted stock units and restricted stock awards and the number of shares underlying such awards are described in the table below. Please note that Mr. Arduini is the only Named Executive Officer with RSUs.

Vesting Date	Peter J. Arduini		Glenn G. Coleman	Robert T. Davis Jr.	Daniel L. Reuvers	Richard D. Gorelick	Eric I. Schwartz

	Number of Shares Underlying Outstanding RSUs and RSAs

2019

3/13/2019	13,712	(a)	3,195	1,677	1,224	886	—

3/14/2019	9,207	(a)	1,462	1,004	400	552	—

12/03/2019	—		—	—	—	—	5,522

2020

3/13/2020	13,712	(a)	3,249	1,708	1,242	902	—

3/14/2020	—		—	—	—	—	—

12/03/2020	—		—	—	—	—	5,523

12/11/2020	—		—	—	10,007	—	—

2021

3/13/2021	6,461	(a)	1,503	757	678	424	—

12/03/2021	—		—	—	—	—	5,690

(a)

The terms of this RSU award provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of Mr. Arduini’s separation of service.

(3)

The amounts in columns (i) and (j) reflect the number and market values of the outstanding performance stock awards as of December 31, 2018 for the Named Executive Officers. Scheduled vesting of all performance stock awards and the number of shares underlying such awards, subject to the satisfaction of the performance goals, are described in the table below. Payouts for the March 14, 2016 and March 13, 2017 grants are calculated at 150% of the target maximum level. Payouts for the March 13, 2018 grant is calculated at 89.5% of the target level.

Vesting Date	Peter J. Arduini	Glenn G. Coleman	Robert T. Davis Jr.	Daniel L. Reuvers	Richard D. Gorelick

Number of Shares Underlying Outstanding Performance Stock Awards

2019

3/13/2019	41,226	9,777	5,182	3,595	2,217

3/14/2019	35,217	5,481	3,759	1,497	1,378

2020

3/13/2020	34,479	8,121	4,267	3,103	2,254

2021

3/13/2021	16,478	3,755	1,890	1,694	1,059

Option Exercises and Stock Vested

The following table presents information on stock option exercises and stock award vesting during 2018.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Peter J. Arduini	—	—	111,459	6,192,910	(2)

Glenn G. Coleman	—	—	31,821	1,852,772

Robert T. Davis, Jr.	—	—	12,402	690,085

Daniel L. Reuvers	—	—	6,478	360,041

Richard D. Gorelick	5,075	265,268	6,890	382,853

(1)

The value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)

This includes the market value of the shares that are vested, but delivery is deferred. These awards are also shown in the Non-Qualified Deferred Compensation Table as follows: (i) 6,960 shares of common stock underlying restricted stock units from an initial grant in March 2017 of 21,750 units (of which 290 units were withheld to pay taxes), of which the first installment vested fully on the first anniversary of the grant date, based on the $56.23 closing price of our common stock on the vesting date, (ii) 8,839 shares of common stock underlying restricted stock units from an initial grant in March 2016 of 27,622 units (of which 746 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on the $56.14 closing price of our common stock on the vesting date, (iii) 8,245 shares of common stock underlying restricted stock units from an initial grant in March 2015 of 25,766 units (of which 1,050 units were withheld to pay taxes), of which the third installment fully vested on the third anniversary of the grant date, based on the $54.15 closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation in 2018

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings (Losses) in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)

Peter J. Arduini	—	1,334,049	(1)	(1,520,656	)(2)	—	21,853,115	(3)

(1)

This represents the market value of: (i) 6,960 shares of common stock underlying restricted stock units from an initial grant in March 2017 of 21,750 units (of which 290 units were withheld to pay taxes), of which the first installment vested fully on the first anniversary of the grant date, based on the $56.23 closing price of our common stock on the vesting date, (ii) 8,839 shares of common stock underlying restricted stock units from an initial grant in March 2016 of 27,622 units (of which 746 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on the $56.14 closing price of our common stock on the vesting date, (iii) 8,245 shares of common stock underlying restricted stock units from an initial grant in March 2015 of 25,766 units (of which 1,050 units were withheld to pay taxes), of which the third installment fully vested on the third anniversary of the grant date, based on the $54.15 closing price of our common stock on the vesting date.

(2)	This represents the loss in the value of 484,548 shares of common stock underlying restricted stock units and deferred performance stock units through December 31, 2018.

(3)

This represents the year-end value of the 484,548 shares of common stock underlying restricted stock units and deferred performance stock units through December 31, 2018. All of these shares are deliverable within

30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company. The aggregate balance shown is based on the $45.10 closing price of our common stock on December 29, 2018.

Potential Payments Upon Termination or Change in Control

The following agreements provide for certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control: (i) the Third Amended and Restated Employment Agreement between the Company and Peter J. Arduini, dated as of October 24, 2017 (the “Arduini Agreement”), and (ii) the Change in Control Severance Agreements, effective February 1, 2018, between the Company and each of Glenn Coleman, Robert Davis, Jr., Daniel L. Reuvers, and Richard Gorelick (the Arduini Agreement and the Change in Control Severance Agreements are collectively referred to in this section as the “Agreements”). This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2018. On December 31, 2018, the Company’s common stock had a closing sale price on the NASDAQ Global Select Market of $45.10. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time. Unless specified otherwise, the information in this section is based upon the terms of the Agreements.

Payments upon Termination by the Company without Cause or by the Executive for Good Reason Prior to a Change in Control

The Arduini Agreement provides for the following severance payments and benefits upon termination of employment by the Company without “Cause” or by Mr. Arduini for “Good Reason” (as defined in the Arduini Agreement) before a change in control of the Company: (i) a lump sum cash severance payment equal to 2.99 times his annual base salary; (ii) Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents for up to eighteen months after his termination date; and (iii) Company-paid life and disability insurance premiums for Mr. Arduini for up to eighteen months after his termination date.

None of the unvested equity awards held by Messrs. Arduini, Coleman, Davis, or Reuvers will vest upon such termination. The Arduini Agreement, which went into effect January 1, 2018, provides for accelerated time-vesting of certain equity awards in connection with Mr. Arduini’s retirement. Mr. Arduini is not currently retirement eligible under the terms of the Arduini Agreement.

Payments upon Termination for Cause or by Executive without Good Reason

The Agreements do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.

A termination for cause under each Agreement would result from an executive’s: (i) continued failure to perform the executive’s stated duties in all material respects for a specified period of time after receipt of written notice of such failure; (ii) intentional and material breach of any provision of the Agreement which is not cured (if curable) within a specified period of time after receipt of written notice of such breach; (iii) demonstrated personal dishonesty in connection with the executive’s employment with the Company; (iv) breach of fiduciary duty in connection with the executive’s employment with the Company; (v) willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vi) conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

Payments Upon Death

Only the Arduini Agreement provides severance payments and benefits upon death. If Mr. Arduini dies during the term of his employment, then the Company will pay to his estate a lump sum payment equal to one times his annual base salary. In addition, the Company will pay his eligible beneficiaries the monthly premium for COBRA family coverage under the Company’s group health plan for a period of one year from the date of his death.

All of Mr. Arduini’s unvested equity awards will vest in the event of death other than the non-deferred PSU grants in March of 2016, 2017 and 2018, which would remain outstanding and subject to the achievement of the respective performance goals. All of Messrs. Coleman’s, Davis’, Reuver’s, and Gorelick’s unvested equity awards will vest in the event of death other than their respective outstanding performance stock grants, which would remain outstanding and subject to the achievement of the respective performance goals.

Payments Upon Disability

None of the Agreements provide for cash severance payments upon the executive’s termination of employment on account of their disability. In addition, each of the executive officers’ unvested equity awards will vest in the event of such executive officer’s disability in the same manner as they would in the event of death as stated above.

Under the Agreements, disability means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment, which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.

Payments in Connection with a Change in Control

The Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control.

The Arduini Agreement provides that, if Mr. Arduini’s employment with the Company is terminated by the Company other than for cause, death, or disability, or by Mr. Arduini for good reason within twenty-four months following a change in control, then the Company will pay (i) a lump-sum cash payment equal to a multiple of 2.99 times the sum of Mr. Arduini’s base salary and target cash bonus as well as (ii) a pro-rata portion of Mr. Arduini’s annual bonus for the fiscal year in which the termination date occurs, based on actual results for such year. In addition, the Company will pay Mr. Arduini for up to eighteen months after the termination date (i) Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents and (ii) Company-paid life and disability insurance premiums for Mr. Arduini.

The Change in Control Severance Agreements for Messrs. Coleman, Davis, Reuvers, and Gorelick provide that, if any applicable named executive officer’s employment with the Company is terminated by the Company without cause or by such named executive officer for good reason within twenty-four months following a change in control, then so long as such change of control occurs before January 31, 2019, the Company will pay the following to such named executive officer: (i) a lump-sum cash payment equal to a multiple of 1.5 times the sum of the named executive officer’s base salary and target cash bonus (or 2 times in the case of Mr. Coleman), (ii) a lump sum payment equal to a pro rata portion of such named executive officer’s target bonus for the partial fiscal year in which the termination occurs, (iii) the monthly premium for COBRA family coverage under the Company’s group health plan for up to eighteen months after the termination date, and (iv) Company paid outplacement services for up to twelve months following the termination date.

The Company’s equity plans provide for the acceleration of vesting and/or delivery of all equity compensation awards granted since January 1, 2013 for all of the named executive officers, if a change in control occurs and the named executive officers incurs a qualifying termination on or within twelve months (or on or within twenty-four months pursuant to the Arduini Agreement) following the date of such change in control. For performance stock award agreements granted in 2018 to NEOs, any outstanding shares shall vest if such NEO incurs (i) a qualifying termination or (ii) a termination due to death or disability, in either case, on or following a change of control and prior to or on the last day of the performance period. The NEOs will receive payment of common stock underlying such grants of restricted stock, stock options, and performance stock in such event. In addition, Mr. Arduini will receive deferred payment of common stock underlying such grants of restricted stock units on the date that represents six months after the date of his termination of employment.

Under the Agreements, subject to the exceptions and further details set forth therein, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason during any period of at least twenty-four months to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.

Under the Change in Control Severance Agreements as well as the equity award agreements (except for the performance stock award agreements granted in 2014 and 2015) for the NEOs, a qualifying termination would be deemed to have occurred for the following reasons: (i) if the Company terminates the individual without cause or (ii) if the individual, who is a party to an employment, severance or applicable award agreement containing the definition of “Good Reason,” terminates his or her employment with the Company for good reason. Pursuant to Mr. Arduini’s performance stock award agreements granted in 2014 and 2015, a qualifying termination would be deemed to have occurred: (i) if the Company terminates Mr. Arduini without cause, (ii) if Mr. Arduini terminates his employment with the Company for good reason, (iii) by reason of Mr. Arduini’s disability, or (iv) by reason of Mr. Arduini’s death. In addition, for all other NEOs’ performance stock award agreements granted in 2014 and 2015, a qualifying termination would be deemed to have occurred by reason of such NEO’s disability or death.

Restrictive Covenants and Other Conditions

For each of the Agreements, the foregoing severance benefits are conditioned on each executive’s execution of a mutual release. In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements. Specifically, during the term of their employment with the Company and the one-year period thereafter, all of such named executive officers generally may not compete against the Company or solicit employees and customers of the Company.

Summary of Potential Payments

The following table summarizes the payments that would be made by the Company to Messrs. Arduini, Coleman, Davis, and Reuvers upon the events discussed above, assuming their termination of employment with the Company occurred on December 31, 2018 or a change in control of the Company occurred on December 31, 2018, as applicable. Mr. Schwartz was not eligible to receive these termination payments due to his joining the Company in November 2018. He is a participant in the Company’s change in control severance program described above, which became effective as of February 1, 2019.

Named Executive Officer(4)	Termination Without Cause or With Good Reason (Before a Change In Control)	Death	Disability	Termination Without Cause, With Good Reason Death or Disability (“Double trigger” after a Change in Control)

Peter J. Arduini

Cash Severance	$2,870,400	$960,000	$—	$7,547,520

Continued Health & Other Benefits(1)	$45,874	$29,937	$—	$45,874

Acceleration of Stock Options	$—	$184,542	$184,542	$184,542

Acceleration of Other Grants(2)	$—	$1,069,186	$1,069,186	$6,122,846

Fees/Interest(3)	$40,477	$13,740	$—	$105,393

Total	$2,956,750	$2,257,405	$1,253,727	$14,006,174

Glenn G. Coleman

Cash Severance	$—	$—	$—	$2,471,040

Continued Health & Other Benefits(1)	$—	$—	$—	$32,198

Acceleration of Stock Options	$—	$267,640	$267,640	$267,640

Acceleration of Other Grants	$—	$424,346	$424,346	$1,480,535

Fees/Interest	$—	$—	$—	$—

Total	$—	$691,986	$691,986	$4,251,413

Robert T. Davis, Jr.

Cash Severance	$—	$—	$—	$1,388,400

Continued Health & Other Benefits(1)	$—	$—	$—	$18,116

Acceleration of Stock Options	$—	$242,828	$242,828	$242,828

Acceleration of Other Grants	$—	$232,085	$232,085	$821,968

Fees/Interest	$—	$—	$—	$—

Total	$—	$474,913	$474,913	$2,471,313

Daniel L. Reuvers

Cash Severance	$—	$—	$—	$1,275,000

Continued Health & Other Benefits(1)	$—	$—	$—	$15,960

Acceleration of Stock Options	$—	$122,189	$122,189	$122,189

Acceleration of Other Grants	$—	$611,150	$611,150	$1,002,526

Fees/Interest	$—	$—	$—	$—

Total	$—	$733,339	$733,339	$2,415,675

(1)

The Company will pay Mr. Arduini the monthly premium cost of COBRA health insurance as well as the Company’s monthly premium cost of the Company’s life and disability insurance plans for up to 18 months following Mr. Arduini’s termination date. The Company will pay Messrs. Coleman, Davis, Reuvers, and Schwartz the difference between the monthly premium cost of COBRA health insurance and such executives’ personal monthly health insurance contributions that were in effect prior to such executives’ termination for up to 18 months following such executives’ termination date.

(2)	For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table.

(3)

For Mr. Arduini, the amount shown represents the interest on his severance payment (cash severance plus premium cost for health and other insurance benefits) if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 2.76% compounded monthly.

The Company does not provide for any tax gross-up payments.

(4)

Mr. Gorelick is not shown in the above chart due to his January 2, 2019 retirement. A payment for $1,995,000 was issued to Mr. Gorelick for his timely execution and non-revocation of an agreement and general release in connection with his retirement.

CEO Pay Ratio Disclosure

As is permitted under the SEC rules, we identified a new estimated median employee due to the Codman Neurosurgery acquisition. Codman Neurosurgery employees were excluded in the 2017 CEO Pay Ratio median calculation.

Our approach in determining the median employee is consistent with 2017. We chose to use an employee population as of October 1, 2018. We chose not to use the SEC Summary Compensation table definition for our calculation but instead chose to use full year actual 2018 base pay earnings, bonus, commission and overtime as our consistently applied compensation measure. We annualized pay for those who were hired in 2018. We excluded all employees in Mexico (95 employees) because they account for 5% or less of Integra’s total U.S. and non-U.S. employee population. By excluding these employees, we reduced the total number of our US and non-US employees considered in determining the median employee from 3,752 to 3,649. We selected the median employee from this population and determined that person’s Summary Compensation table total compensation was $73,170. The ratio of CEO pay to median worker pay is 104:1.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies in our peer group may not be comparable to the pay ratio reported above, as these other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation include an annual equity grant and an annual retainer.

Compensation. The compensation of directors during 2018 included the compensation payable during the period beginning with the Company’s 2017 Annual Meeting of Stockholders on May 23, 2017 and ending with the Company’s 2018 Annual Meeting of Stockholders on May 17, 2018.

As compensation for their service during the period beginning with the Company’s 2018 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $190,000 (or $220,000 for the Chairman). Directors also received an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, the Company paid the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $20,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman.

Effective as of the 2019 Annual Meeting of Stockholders, non-employee directors will receive an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $190,000 (or $235,000 for the Chairman increased from $220,000). Directors will also continue to receive an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, the Company will pay the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $20,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman.

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

The following table provides details of the total compensation for non-employee directors in 2018.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1)(2) ($) (c)	Option Awards(3)(4) ($) (d)	All Other Compensation ($) (g)	Total ($) (h)

Keith Bradley[1]	47,500	227,584	—	—	275,084

Stuart M. Essig	75,000	295,070	—	—	370,070

Barbara B. Hill[2]	10,068	265,076	—	—	275,144

Lloyd W. Howell, Jr.	—	265,076	—	—	265,076

Donald E. Morel, Jr.[3]	80,000	190,027	—		270,027

Raymond G. Murphy	17,500	265,076	—	—	297,554

Christian S. Schade	90,000	190,027	—	—	280,027

James M. Sullivan[4]	51,609	190,027	—	—	241,637

(1)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(2)

Stock awards outstanding as of December 31, 2018 for each director consisted of restricted shares of common stock, as follows: Keith Bradley — 1,774; Stuart M. Essig — 2,301; Barbara B. Hill — 2,067; Lloyd W. Howell, Jr. — 2,067; Donald E. Morel, Jr. — 1,482; Raymond G. Murphy — 2,067; Christian S. Schade — 1,482 and James M. Sullivan — 0.

(3)

This column, if applicable, reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 9, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)

The aggregate number of options held by each director as of December 31, 2018 was as follows: Keith Bradley — 0; Stuart M. Essig — 0; Barbara B. Hill — 0; Lloyd W. Howell, Jr. — 0; Donald E. Morel, Jr. — 0; Raymond G. Murphy — 0; Christian S. Schade — 15,658 and James M. Sullivan — 0.

[1]

Mr. Bradley served as Compensation Committee Chair for the first, second, and part of the third quarter in 2018. The amount reported in Column (b) of the table above reflects the sum of $37,500, his annual retainer for his services as a Non-Employee Director, and $10,000, his pro-rata share of the additional retainer for his services as the Compensation Committee Chair for the first, second, and part of the third quarter of 2018. Mr. Morel was appointed Compensation Committee Chair during the third quarter of 2018.

[2]

The Board of Directors appointed Ms. Hill to serve as the Nominating and Corporate Governance Chair and Presiding Director during the third quarter of 2018. The amount reported in Column (b) of the table above reflects the sum of $5,000, her pro-rata share of her additional retainer for her services as the Nominating and Corporate Governance Committee Chair, and $5,068, her pro-rata share of the additional retainer for her services as the Presiding Director for part of the third and the full fourth quarter of 2018.

[3]

The Board of Directors appointed Mr. Morel to serve as the Compensation Committee Chair during the third quarter of 2018. The amount reported in Column (b) of the table above reflects the sum of $75,000, his annual retainer for his services as a Non-Employee Director, and $5,000, his pro-rata share of the additional retainer for his services as the Compensation Committee Chair for the part of the third and the full fourth quarter of 2018.

[4]

Mr. Sullivan passed away on September 1, 2018. Mr. Sullivan served as Presiding Director and Nominating and Corporate Governance Chair for the first, second, and part of the third quarter in 2018. Consequently, the amount reported for Mr. Sullivan in Column (b) of the table above reflects the sum of $21,832, his pro-rata share of the annual retainer for his services as a Non-Employee Director, $19,777, his pro-rata share of the additional retainer for his services as the Presiding Director, and $10,000, his pro-rata share of the additional retainer for his services as the Nominating and Corporate Governance Chair for the first, second, and part of the third quarter in 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted–Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity compensation plans approved by stockholders	2,291,460	(2)	27.91	(3)	5,038,742	(4)

Total	2,291,460		27.91		5,038,742

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)

Consists of (a) 35,867 shares of common stock underlying unvested Restricted Stock Units, (b) 47,570 shares of common stock underlying outstanding unvested contract stock, (c) 331,519 shares of common stock underlying outstanding unvested options, (d) 275,080 shares underlying unvested Performance Stock Units, (e) 42,364 shares underlying vested and deferred Performance Stock Units, (f) 442,184 shares underlying vested and deferred contract stock and (g) 1,116,876 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 35,867 shares of common stock underlying Restricted Stock Units, (b) 275,080 shares of common stock underlying outstanding Performance Stock Units, (c) 42,364 shares underlying vested and deferred Performance Stock Units, (d) 489,754 shares of common stock underlying contract stock and (e) 1,418,861 shares of common stock underlying outstanding options. Performance Stock Units granted in March 2016 and March 2017 are calculated at 150% of target. Performance Stock Units granted in March 2018 are calculated at 89.5% of target.

(3)	Excluding the Restricted Stock Units, performance stock and contract stock, the weighted average exercise price is $27.91.

(4)

Consists of 2,032,910 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 3,005,832 shares which remain available for issuance under the other Approved Plans, including 3,005,038 shares under the 2003 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Bradley, Ms. Ballintyn, Ms. Hill and Dr. Morel are the current members of the Compensation Committee. None of our compensation committee members currently serves, nor did they ever serve, as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

(b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

Related Person Transactions

The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries’ stockholders are trusts whose beneficiaries include the children of Dr. Richard E. Caruso, a principal stockholder of the Company. Dr. Caruso is Chairman Emeritus of Provco Industries. The Company paid $295,514.64 for rent of this facility for 2018.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on July 17, 2018, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2018. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on February 26, 2019.

The Audit Committee of the Board of Directors

RAYMOND G. MURPHY (CHAIR) LLOYD W. HOWELL, JR. CHRISTIAN S. SCHADE

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 28, 2019 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)		Total		Percent of Class(3)

Peter J. Arduini	139,768		905,052	(4)	1,044,820		1.2%

Keith Bradley, Ph.D	40,444		—		40,444		*

Stuart M. Essig, Ph.D	2,027,619		—		2,027,619		2.4%

Barbara B. Hill	63,381		—		63,381		*

Lloyd W. Howell, Jr	37,610		—		37,610		*

Donald E. Morel, Jr., Ph.D.	40,077		—		40,077		*

Raymond G. Murphy	70,138	(5)	—		70,138	(5)	*

Christian S. Schade	32,633		15,658		48,291		*

Rhonda G. Ballintyn	1,732		—		1,732		*

Glenn G. Coleman	17,349		129,164		146,513		*

Eric I. Schwartz	16,735		—		16,735		*

Robert T. Davis, Jr.	40,820		24,287		65,107		*

Daniel L. Reuvers	35,016		11,780		46,796		*

Richard D. Gorelick	18,788		14,394		33,182		*

All directors, nominees for director and executive officers as a group (20 persons)	2,650,703		1,138,840	(4)	3,789,543		4.5%

Richard E. Caruso, Ph.D., Tru St Partnership LP Provco Leasing Corporation, and The Uncommon Individual Foundation 795 E. Lancaster Avenue, Suite 200, Villanova, PA	12,176,206	(6)	59,662	(6)	12,235,868	(6)	14.3%

Capital Research & Management Co. (Global Investors) 333 South Hope Street Los Angeles, CA 90071	9,640,543	(7)	—		9,640,543	(7)	11.3%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,730,304	(8)	—		6,730,304	(8)	7.9%

FMR LLC, Abigail P. Johnson and Fidelity Small Cap Discovery Fund 245 Summer Street Boston, MA 02210	6,350,682	(9)	—		6,350,682	(9)	7.5%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	6,201,810	(10)	—		6,201,801	(10)	7.3%

Champlain Investment Partners, LLC 180 Battery Street, Suite 400 Burlington, VT 05401	5,395,975	(11)	—		5,395,975	(11)	6.3%

Wellington Management Group LLP co. Wellington Management Company LLP 280 Congress Street Boston, MA 02210	4,308,105	(12)	—		4308105	(12)	5.1%

*	Represents beneficial ownership of less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises, restricted stock units or performance stock.

(2)

Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 28, 2019 upon (i) the exercise of an option or other convertible security as well as (ii) the vesting of performance stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3)	As of February 28, 2019, we had 85,232,658 shares of common stock outstanding.

(4)

Excludes outstanding Restricted Stock Units awarded to Mr. Arduini that vested but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2019. Such Restricted Stock Units are deferred and shall be delivered to Mr. Arduini within 30 days following the first business day that occurs immediately following the six-month period after the date of his separation of service. Also excludes 42,364 outstanding PSUs awarded to Mr. Arduini in March 2013 that vested but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2019. Such PSUs are deferred and shall be delivered to Mr. Arduini within 30 days following the first business day that occurs immediately following the six-month period after the date of his separation of service.

(5)	Includes 28,761 shares held by Mr. Murphy’s spouse in a revocable trust of which his spouse is trustee. Mr. Murphy disclaims beneficial ownership of these shares.

(6)

Richard E. Caruso, Ph.D reports a total of 12,176,206 beneficially owned shares in the aggregate which includes 11,982,410 shares held by Tru St Partnership, L.P., a Pennsylvania limited partnership (“Tru St”). Dr. Caruso is the Chairman Emeritus of Provco Leasing Corporation (“Provco”). Dr. Caruso holds the honorary title of Chairman Emeritus of The Uncommon Individual Foundation. As of December 31, 2018 Provco and The Uncommon Individual Foundation are the owners of 0 shares of common stock. Provco is the corporate general partner of Tru St. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by Tru St, Provco and The Uncommon Individual Foundation. Also includes 134,134 shares owned by Dr. Caruso and options to purchase 59,662 shares of common stock that are exercisable within 60 days of February 28, 2019. Dr. Caruso disclaims beneficial ownership of the shares held by Tru St, Provco and The Uncommon Individual Foundation, except to the extent of his pecuniary interest therein. Dr. Caruso’s address is c/o The Provco Group, LTD, 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Dr. Caruso with the Securities and Exchange Commission on February 11, 2019.

(7)

Capital Research & Management Co. (Global Investors) has sole voting power of 9,640,543 shares and sole dispositive power over all of the 9,640,543 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Capital Research Global Investors. with the Securities and Exchange Commission on February 13, 2019.

(8)

BlackRock, Inc. has sole voting power of 6,451,086 shares and sole dispositive power over all of the 6,730,304 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 4, 2019.

(9)

FMR LLC, a holding company of investment companies, and Abigail P. Johnson each report beneficially owning and having sole dispositive power over 6,350,685 shares of which FMR LLC has sole voting power over 358,548 shares. Members of the Johnson family including Ms. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family group may be deemed under the Investment Company Act of 1940 (the “1940 Act”) to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the 1940 Act, which power resides with the funds’ boards of trustees. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 13, 2019.

(10)

The Vanguard Group has sole voting power of 38,433 shares and sole dispositive power of 6,162,200 shares of the total 6,201,810 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 30,852 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 16,339 shares as a result of its serving as investment manager of Australian investment offerings. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 11, 2019.

(11)

Champlain Investment Partners, LLC has sole voting power of 4,411,605 shares of the total 5,395,975 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Champlain Investment Partners, LLC with the Securities and Exchange Commission on February 13, 2019.

(12)

Wellington Management Group LLP has shared voting power of 3,853,565 shares of the total 4,308,105 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Wellington Management Group LLP with the Securities and Exchange Commission on February 14, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

Based solely upon the Company’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company’s knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with during 2018, except that due to an administrative oversight, two Forms 4 were filed late; one for Mr. Bradley to report tax withholdings and the second for Mr. Mooradian to report a grant of stock.

STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2020 Annual Meeting of Stockholders is December 17, 2019. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel -and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 17, 2019. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 17, 2019, then the Company’s proxy for the 2020 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.

Our Bylaws require, among other things, that a stockholder may present a proposal at the 2020 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Vice President, General Counsel, and Secretary at our principal executive offices between January 16, 2020 and the close of business on February 15, 2020. The proposal must contain the specific information required by our Bylaws. You may obtain a copy of the Bylaws by writing to our Corporate Vice President, General Counsel and Secretary.

OTHER MATTERS

A copy of the Company’s 2018 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investors” link under the heading “Corporate Governance.”

The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission on February 26, 2019. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors,

/s/ ERIC SCHWARTZ
Eric Schwartz

Corporate Vice President, General Counsel

and Secretary

Plainsboro, New Jersey

April 16, 2019

APPENDIX A

Reconciliations of Non-GAAP Financial Measures

Reconciliations of GAAP Net Income to EBITDA and Adjusted EBITDA

($ in millions)	2018	2017

GAAP net income	$60.8	$64.7

Non-GAAP adjustments

Depreciation Expense	42.2	36.1

Intangible asset amortization expense(1)	71.6	56.1

Other (income) expense, net	(8.3)	(1.0)

Interest (income) expense, net	61.1	34.8

Income tax (benefit) expense(2)	(3.4)	(53.4)

Subtotal of non-GAAP adjustments	$163.2	$72.6

EBITDA	$224.0	$137.4

Global ERP implementation charges	—	2.8

Structural optimization charges	19.6	7.3

Certain employee severance charges	—	0.1

Discontinued product line charges	—	1.2

Acquisition-related charges	93.9	118.0

Hurricane-related losses	—	2.8

Litigation charges	4.6	—

Total of Non-GAAP adjustments	$281.3	$204.8

Adjusted EBITDA	$342.1	$269.5

(1)	Includes an impairment charge of $4.9M and $3.3M in 2018 and 2017, respectively.
(2)

Fourth quarter 2017 includes a $37.9M benefit relating to $43.4M of deferred tax rate changes for the U.S. Tax Cuts and Jobs Act offset by a $5.5M one-time toll charge imposed on deemed repatriation of foreign untaxed earnings.

A-1

Printed with Inks containing Soy and/or Vegetable oils

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PROXY CARD
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
311 ENTERPRISE DRIVE PLAINSBORO, NEW JERSEY 08536
PROXY - Annual Meeting of Stockholders - Thursday, May 16, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Peter J. Arduini and Glenn G. Coleman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the “Company”) held of record by the undersigned on March 29, 2019 at the Annual Meeting of Stockholders to be held on Thursday, May 16, 2019 or at any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 AND 3; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES’ JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(Continued and to be signed on the reverse side.)
1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
May 16, 2019
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://investor.integralife.com/financials.cfm
Your vote is very important to us.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.
00033333333333000000 9 051619
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
1. The Election of Directors:
Peter J. Arduini
Rhonda G. Ballintyn
Keith Bradley
Stuart M. Essig
Barbara B. Hill
Lloyd W. Howell, Jr.
Donald E. Morel, Jr.
Raymond G. Murphy
Christian S. Schade
FOR AGAINST ABSTAIN
2. The Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2019;
3. A non-binding resolution to approve the compensation of our named executive officers.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.